Exhibit 10.57

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***]

SHIPBUILDING  CONTRACT

Vessel Type Aloha Class- HULL NO. 30

Contents

ARTICLE I — DESCRIPTION AND CLASS	1
ARTICLE II — CONTRACT PRICE AND TERMS OF PAYMENT	5
ARTICLE III — LIQUIDATED DAMAGES AND TERMINATION RIGHTS	8
ARTICLE IV — WORK, SUPERVISION AND INSPECTION AND APPROVAL OF PLANS AND DRAWINGS, REPORTING	10
ARTICLE V — MODIFICATIONS	14
ARTICLE VI — TRIALS	15
ARTICLE VII — DELIVERY	18
ARTICLE VIII-DELAYS AND EXTENSION OF TIME FOR DELIVERY DUE TO FORCE MAJEURE AND TERMINATION FOR EXCESSIVE DELAY	22
ARTICLE IX-WARRANTY OF QUALITY	24
ARTICLE X — TERMINATION BY THE BUYER AND OPTIONS ON TERMINATION; GUARANTY AGREEMENT AND BUYER’S RIGHT TO ADDITIONAL SECURITY; AUDIT AND INSPECTION RIGHTS	28
ARTICLE XI-BUYER’S DEFAULT	31
ARTICLE XII —BUILDER’S DEFAULT	33
ARTICLE XIII-INSURANCE	35
ARTICLE XIV-DISPUTE RESOLUTION	40
ARTICLE XV- ASSIGNMENT OF CONTRACT	41
ARTICLE XVI-TITLE AND LIENS	41
ARTICLE XVII-PATENTS, TRADEMARKS, COPYRIGHTS, ETC.	43
ARTICLE XVIII-BUYER’S SUPPLIES	44
ARTICLE XIX COOPERATION REGARDING FINANCING AND RELATED MATTERS	46
ARTICLE XX -NOTICE	48
ARTICLE XXI - INTERPRETATION	49
ARTICLE XXII — LIMITATION OF LIABILITY; INDEMNIFICATION	51
AND NO BROKERAGE; AND FEDERAL CONTRACTOR REQUIREMENTS	51
ARTICLE XXIII — CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS	52
ARTICLE XXIV — OPTIONS	54
Exhibit 1 Schedule of Milestone Payments for Each Vessel	57
Exhibit 2 Milestone Certificate	58
Exhibit 3 Escrow Instructions	59
Exhibit 4 Form of Invoice	61
Exhibit 5 Sample Steel Adjustment Calculation	62
Exhibit 6 Form of Change Order	63
Exhibit 7 Freedom of Liens Certificate	65

SHIPBUILDING  CONTRACT

Vessel Type Aloha Class- HULL NO. 30

THIS SHIPBUILDING CONTRACT (this “Contract”) is made as of November 6, 2013 by and between AKER PHILADELPHIA SHIPYARD, INC., a corporation organized under the laws of Pennsylvania, having its principal office at 2100 Kitty Hawk Avenue, Philadelphia, PA 19112 (hereinafter called the “BUILDER”), and MATSON NAVIGATION COMPANY, INC., a corporation organized under the laws of Hawaii, having its corporate offices at 555 12th Street, Oakland, CA 94607 (hereinafter called the “BUYER”).

WITNESSETH:

WHEREAS, the BUILDER agrees to design, engineer, build, launch, equip, outfit, install or load the BUYER’s Supplies, as hereinafter defined, test, complete at its Philadelphia shipyard (hereinafter called the “Shipyard”) and sell and deliver to the BUYER one (1) containership of the Aloha Class designated as the BUILDER’s Hull No. 30, more fully described in Article 1 hereof (hereinafter called the “VESSEL”), and the BUYER agrees to purchase and take delivery of the VESSEL from the BUILDER and to pay for the same, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, concurrent with the execution of this Contract, the BUYER and the BUILDER have executed a Shipbuilding Contract of even date herewith for the purchase of one (1) additional containership of the Aloha Class designated as the BUILDER’s Hull No. 29 (hereinafter called the “Second Contract”); and

WHEREAS, concurrent with the execution of this Contract, Aker Philadelphia Shipyard ASA (the “Guarantor”) has executed the Guaranty Agreement dated as of the date hereof guarantying the performance of this Contract by the BUILDER (the “Guaranty”).

WHEREAS, in consideration of the mutual covenants herein, intending to be legally bound, the parties agree as follows.

ARTICLE I — DESCRIPTION AND CLASS

1.                                      Description:

The VESSEL shall have the BUILDER’s Hull No. 030 and shall be designed, engineered, constructed, equipped, outfitted, installed or loaded with BUYER’s Supplies, tested and completed by BUILDER in accordance with the provisions of this Contract, and the Specification, as defined herein.  The Specification for the construction of the VESSEL called “Aloha Class Specification,” Document No. 029-0101-80-201-A, Rev. 2, dated October 25, 2013, and the related drawings and plans identified in the Specification, including the General Arrangement, Document No. G-00-20 Rev. 1, the Container Stowage Plan, Document No. G-30-14 Rev. 1, and the Capacity Plan, Document No. G-30-10 Rev. 1, are hereby adopted and agreed and made a part of this Contract with the same force and effect as though herein set out in full (herein collectively called the “Specification”). It is further understood by the parties that modifications to the Specification may be required to adjust to the BUILDER’s building methodologies and practices and the same shall be submitted to the BUYER for the BUYER’s approval, which shall not be unreasonably withheld. The BUYER will work with the BUILDER to reach agreement on a specification that meets the technical requirements while at the same time addresses the required goals of the BUILDER for maximizing productivity and minimizing unnecessary costs. The VESSEL shall be constructed, equipped, and maintained to qualify for the ratings of the Germanischer Lloyd (GL) classification society (herein called the “Classification Society”), as described in the Specification, and to be eligible for U. S. registry and U.S. coastwise trade endorsements.

2.                                      Dimensions and Characteristics:

The VESSEL shall have the following dimensions and characteristics and the other dimensions and characteristics stated in the Specification:

Dimensions:

Overall length:	260.3 m
Length between P.P.:	246.5 m
Breadth moulded:	35.0 m
Depth moulded:	21.0 m
Design draft:	[***] m
Scantling draft	12.2 m

Cargo Capacity:

The VESSEL’s deadweight shall be approximately 51,400 metric tons, corresponding to a mean draft in seawater (specific gravity 1.025 metric tons/m3) of 12.2 m.  The specified deadweight shall include the items as listed in the Specification.

Container Carrying Capacity:

The VESSEL’s container carrying capacity shall be 3,596 TEUs and as otherwise set out in the Specification, of which [***] TEUs are loadable hi-cube containers at a homogeneous weight of [***] MT per TEU (hereinafter the “Guaranteed Loadable Container Capacity”).

Propulsion Machinery:

Type:  Reversible slow speed two stroke dual fuel gas injection diesel engine.

Max. Continuous power (MCR) approx. 38,000 kW.

Auxiliary Generators:

Type:                4 (four stroke) dual fuel gas injection diesel generators.

Max. continuous power approx. 2 (two) 1,620 kW @ 900 rpm; 2(two) 2,430 kW @ 900 rpm.

Speed:

The VESSEL’s average speed on a sea trial undertaken in both directions over a measured distance, with clean hull, in calm weather, wind and sea not exceeding Beaufort [***] and with draft [***] m, shall be at least [***] knots with the main engine at NCR of [***] kW and with [***]% sea margin (the “Guaranteed Speed”).

Early in the design process ship model tests shall be conducted to refine the hull form and improve the overall efficiency over the range of operating drafts and trims anticipated for the VESSEL for the intended service.  Model tests shall be conducted at the drafts defined in the Specification but including the design draft, a deep ballast draft and the Summer Load Line draft.  In addition, the model basin shall be tasked with providing a procedure for extrapolating the actual sea trial ship speed at a ballast condition to the speed at the design draft and main engine NCR power with [***]% sea margin.  This procedure shall be submitted to the BUYER for approval along with the Model Test report.

The sea trial test for determination and verification of the VESSEL’s speed at the design draft and main engine NCR shall be based on the following:

1.              The sea trial speed test shall be conducted in water with a depth greater than 100m and at a deep ballast draft corresponding to the model tests.

2.              Weather and sea conditions shall be Beaufort 6 or less, subject to approval of both parties.

3.              Assessment of the distance traveled for determining the performance speed shall be conducted by means of DGPS (Differential Global Positioning System).

4.              The influence of rudder helm during the test shall be avoided.

5.              The speed trial shall consist of runs in alternate directions at each of four power levels defined in the Specification.

6.              Results of speed trial shall be corrected to calm water (no wind, no waves, no current) according to ISO 15016 “Ships and Marine Technology — Guidelines for the Assessment of Speed and Power Performance by Analysis of Speed Trial Data”.

7.              The results of the speed trial at the ballast condition shall be projected, based on the model test results and the procedure developed by the model basin and approved by BUYER, to determine the speed at the design draft and main engine NCR power level with [***]% sea margin.

Fuel Consumption:

The fuel consumptions of the main engine on the test bed shall not exceed [***] grams per kW per hour plus a [***]% tolerance when the engine develops [***]% of SMCR under ISO conditions for Ultra Low Sulfur MGO and shall not exceed [***] kJ/kWh of total energy consumption plus [***]% tolerance on Natural Gas from Liquefied Natural Gas (“LNG”)(hereinafter the “Guaranteed Fuel Consumption of the Main Engine”).

The fuel consumptions of the diesel generators on the test bed shall not exceed [***] grams per kW per hour plus a [***]% tolerance under ISO conditions for Ultra Low Sulfur MGO or [***] kJ/kWh of total energy consumption plus a [***]% tolerance for Natural Gas from Liquefied Natural Gas (hereinafter the “Guaranteed Fuel Consumption of the Diesel Generators”).

3.                                      Classification, Rules and Regulations:

The VESSEL, including its machinery, equipment and outfittings shall be constructed in accordance with the rules of and under special survey of the Classification Society, with the following class notation:   Maltese Cross 100A5, Container Ship, Maltese Cross MC, AUT, RSD, GF, NAV-INS, IW, CM-PS, BWM (D2), LC, RSCS, EP-D, DG (herein referred to as the “Class”). Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER a classification certificate with such class notations in accordance with Paragraph 3(d), Article VII hereof.  Decisions of the Classification Society as to compliance or non-compliance with the rules thereof shall be final and binding upon both parties hereto.

In its performance of the work under this Contract, the BUILDER shall comply with all applicable laws, rules, regulations, and requirements of the regulatory bodies, which term shall include the Classification Society, the U.S. Coast Guard, and as set forth in the Specification.  At delivery thereof, the VESSEL shall be built and equipped in compliance with all rules and regulations for registration under the flag of the United States of America with a Coastwise endorsement and have all certificates and meet all rules, regulations requirements of the Classification Society and of the regulatory bodies required for operation of the VESSEL in the foreign and domestic trades of the United States as described in the Specification.  If work in addition to work required by the Specification is required as a result of any statute enacted after the date of execution of this Contract, or by regulations or rules adopted by any of the regulatory bodies after such date, said work shall be performed pursuant to a Change Order under Article V.

All fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements applicable as of the date of this Contract shall be for account of the BUILDER.

4.                                      Subcontracting:

The BUILDER may, at its sole discretion and responsibility, subcontract portions of the construction work of the VESSEL. However, to subcontract more than 15% of the total hull steel weight to a single contractor, the BUILDER will need the prior written consent of the BUYER. The BUILDER shall nevertheless always be responsible under this Contract for the quality, workmanship and materials of the VESSEL (excluding, however BUYER’s Supplies).  The BUYER’s rights hereunder shall not be in any way reduced in respect of such subcontracted work.

5.                                      Makers List

A makers list of the equipment and machinery for the VESSEL is in Document No. 4059-0101-80-204 revision dated August 2, 2013 (the “Makers List”).  The BUILDER shall have the right to select any of the suppliers listed on the Makers List and may, subject to the BUYER’s prior written approval, select additional suppliers not listed on the Makers List.  The BUILDER will advise the BUYER of individual suppliers selected by the BUILDER at least 30 days prior to any order being placed.  If the BUYER requests the BUILDER to order any equipment or machinery from a supplier not selected by the BUILDER from the Maker’s List, the BUILDER will take reasonable steps to comply with such request, but the BUILDER may refuse to comply with the request unless the BUYER assumes the responsibility for the price and schedule impacts and for possible technical deficiencies, if any, compared with the BUILDER nominated supplier. The BUILDER assumes the responsibility for the price and schedule impacts and, subject to ARTICLE IX, for possible technical deficiencies for the BUILDER nominated supplier.

6.                                      Registration:

The VESSEL shall be registered by the BUYER at its own cost and expense.

ARTICLE II — CONTRACT PRICE AND TERMS OF PAYMENT

1.                                      Contract Price:

The purchase price of the VESSEL is ONE HUNDRED NINETY NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($199,500,000) (herein called the “Original Contract Price”).  The purchase price of the VESSEL is exclusive of BUYER’s Supplies as provided in Article XVIII hereof.  The Original Contract Price shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract (herein called the “Contract Price”).  The Contract Price is inclusive of all sales, use, excise taxes and customs duties paid or payable with respect to the delivery and acceptance of the VESSEL, and all federal and state income taxes payable by the BUILDER.

The Contract Price includes a BUYER’s allowance of up to [***] DOLLARS ($[***]) for spares including the propeller and tailshaft and other supplies to be selected by the BUYER which the BUILDER shall purchase, arrange for delivery and put these supplies on the VESSEL prior to delivery, at the BUILDER’S cost.  Any unexpended amounts of this allowance shall be paid to the BUYER or offset against amounts due the BUILDER at delivery of the VESSEL.

2.                                      Terms of Payment:

a.              The BUYER shall pay the Contract Price to the BUILDER in: (i) a series of Milestone Payments throughout the construction period as provided in Paragraph 2(b) of this ARTICLE II; (ii) a Delivery Payment as provided in Paragraph 2(c) of this ARTICLE II; and (iii) a Guarantee Payment as provided in Paragraph 2(d) of this ARTICLE II.

b.              Milestone Payments shall be calculated as set forth in Exhibit 1.  The first Milestone Payment shall be made concurrent with execution of this Contract and the Milestone Payment for Delivery shall be made concurrent with delivery of the VESSEL as provided in subparagraph (c) below.  Each other Milestone Payment shall be made within fifteen (15) business days after the BUYER’s receipt of an invoice for such Milestone Payment from the BUILDER.  The BUILDER’s invoice for each Milestone Payment shall be accompanied by the Certificate executed by an officer of the BUILDER and the BUYER certifying as to completion of the applicable milestone and including a no lien’s representation, in the forms set forth in Exhibits 2 and 7, supported by such other documentation as reasonably may be required by the BUYER.

c.               The Delivery Payment in the amount set forth in Exhibit 1 shall be paid at delivery of the VESSEL, subject to (i) deferral of payment of the amounts stated in the Delivery Certificate agreed to be withheld under the provisions of ARTICLE VII, Paragraph 2, and (ii) less the amount of liquidated damages, if any, at the time of delivery claimed by the BUYER pursuant to ARTICLE III.  If there shall be any dispute as to the amount payable, then the BUYER shall deposit the disputed amount into escrow in accordance with subparagraph 2(c) of Article VII.

d.              The Guarantee Payment in the amount set forth in Exhibit 1, less the amount of liquidated damages, if any, agreed to be withheld pursuant to ARTICLE III, shall be deposited by the BUYER at the delivery of the VESSEL into escrow subject to the Escrow Instructions in the form of Exhibit 3 (the “Escrow Instructions”) and shall be paid to BUILDER as and when provided under subparagraph 5(f) of ARTICLE IX.

e.               The BUYER shall be entitled to withhold from any payment any liquidated damages that are payable under ARTICLE III.

f.                No payments shall be made by the BUYER to the BUILDER except upon invoices submitted in the form set forth in Exhibit 4 executed and certified by the BUILDER in such manner as the BUYER may reasonably prescribe.  Except for the first Milestone Payment, all payments shall be supported by the certificate as provided in Paragraph (d) or (e) of ARTICLE XVI, and in the case of Milestone Payments, by the Certificate and any additional information required by Paragraph 2(b) of this ARTICLE II.

g.               Any increase or decrease in the Contract Price resulting from a Contract Change under ARTICLE V shall be deemed a part of the Contract Price for the purpose of determining the payments under this ARTICLE II. Timing of payments or credits for a Contract Change will be mutually agreed as part of the Contract Change under Article V.

3.                                     Method of Payment:

The BUYER shall remit the amount of each of the payments required by Paragraph 2 of this Article II by wire transfer in accordance with wire instructions provided by the BUILDER to the BUYER.

4.                                  Adjustment for Increase or Decrease in Steel Cost:

The Contract Price shall be subject to adjustment to reflect any increase or decrease in the cost of steel, determined in accordance with this Paragraph 4.  The steel cost adjustment shall be computed using the following formula:

$[***] x ((Actual Steel Price / Base Steel Price) — 1)

For purposes of this calculation:

“Actual Steel Price” means the weighted average of the monthly values of the Index published for the months during which the BUILDER actually orders each amount of steel for the VESSEL.  The Actual Steel Price shall be expressed as value/short ton.

“Base Steel Price” means $[***]/short ton ($[***]/metric ton).

“Index” means the CRU Plate Index for A36 Plate as published by the CRU / The Independent Authority™ (CRU) in London, England.

Upon completion of the VESSEL, the BUILDER shall compute the steel cost adjustment to the Contract Price pursuant to this Paragraph 4.  If a positive adjustment results, the BUILDER shall invoice the BUYER and the BUYER shall pay such amount at delivery of the VESSEL.  If a negative adjustment results, the BUILDER shall credit such amount against the delivery payment for the VESSEL.

An example of the steel cost adjustment is attached hereto as Exhibit 5 and is incorporated herein and made part of this Contract.

5.                                  LNG Option:

The BUYER may, at its option, on or before January 30, 2015 exercise the change described in the Specification as Priced Option #1.  If this option is exercised, then (a) the Contract Price shall be increased by TWENTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($20,500,000) (“LNG Option Purchase Price”), and (b) the Delivery Date shall be extended by fourteen (14) days.  All materials and components associated with this change shall be to the BUILDER’s account. If there is a change (increase or decrease) between the pricing currently in effect for LNG tanks and cryogenic equipment (as evidenced by the quotes provided by the BUILDER to the BUYER on or prior to November 6, 2013) and the pricing for the same scope of supply as of the date of the exercise of the option, and such increase or decrease exceeds $300,000, then the parties shall work together to adjust the LNG Option Purchase Price to reflect such change.

ARTICLE III — LIQUIDATED DAMAGES AND TERMINATION RIGHTS

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty).  The BUYER shall be entitled to offset or recoup from payments of the Contract Price as provided in Article II liquidated damages, or to exercise the below rights, upon the occurrence of the following:

1.                                Delivery:

a.              The BUILDER shall not pay liquidated damages for the first [***] ([***]) days of delay of the delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending at twelve o’clock midnight of the [***] ([***]) day of delay) (the “Grace Period”).  If the last day of the Grace Period does not fall on a Business Day, then the Grace Period shall be extended to the immediately following Business Day.  “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, NY.

b.              But, if the delay in delivery of the VESSEL should continue for a period in excess of the Grace Period, then in such event, the BUILDER shall be responsible to the BUYER for payment of liquidated damages in the amount of [***] DOLLARS ($[***]) per day for each day that the delivery of the VESSEL is delayed beyond the end of the Grace Period. The total amount of liquidated damages shall not, however, exceed the amount that would be payable in the case of a delay of [***] ([***]) days beyond the end of the Grace Period.  If the delay in delivery of the VESSEL should continue for a period in excess of [***] ([***]) days beyond the end of the Grace Period, then BUYER may at its option terminate this Contract in accordance with the provisions of Article X hereof. The BUILDER may, at any time after the expiration of the aforementioned [***] ([***]) days of delay in delivery beyond the end of the Grace Period, if the BUYER has not served notice of termination as provided in Article X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within fifteen (15) days after such demand is received by the BUYER, notify the BUILDER of its intention either to terminate this Contract or to consent to the acceptance of the VESSEL at an agreed future date; it being understood by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of termination upon the same terms and conditions as hereinabove provided.  For clarity, the BUILDER shall not be responsible for, and the BUYER shall not be entitled to receive, liquidated damages for any day of delay of delivery of the VESSEL on account of Permissible Delay as defined in Article VII, Paragraph 1(b).

2.                                      Insufficient Speed

a.              The Guaranteed Speed is set forth in Article 1.  The Contract Price shall not be affected or changed by reason of the speed of the VESSEL being less than the Guaranteed Speed minus 0.2 knots.  However commencing with and including a deficiency of below the Guaranteed Speed, liquidated damages shall be payable as set forth below:

1.              From 0.2 up to and including 0.5 knots below at $[***] per 0.1 knot below,

2.              From 0.6 up to and including 1 knots below at $[***] per 0.1 knot below, and

b.              If the deficiency in the Vessel Speed is more than 1 knot, the BUYER shall have the option of a total of $[***] deduction; or a right to reject the VESSEL and terminate this Contract.

3.                                      Excessive Fuel Consumption of the Main Engine

a.              The Guaranteed Fuel Consumptions of the Main Engine for Ultra Low Sulfur MGO, Heavy Fuel Oil or Natural Gas from Liquefied Natural Gas are set forth in Article 1. The actual fuel consumptions of the main engine shall be determined by separate shop trials of the model of the VESSEL main engine on the test stand at the manufacturer’s Factory Authorized Test.

b.              The Contract Price shall not be affected or changed by reason of the fuel consumption of the main engine being more than the Guaranteed Fuel Consumption of the Main Engine up to [***]% over of the Guarantee for Ultra Low Sulfur MGO, Heavy Fuel Oil or Natural Gas from Liquefied Natural Gas.  However liquidated damages will be assessed for consumption in excess of the guarantee as follows:

1.                                      Payment of [***] Dollars ($[***]) for each full gram/kWh above the [***]% tolerance;

2.                                      Except as provided in subparagraph 3 below, the total amount payable shall not exceed [***] Dollars ($[***]); and

3.                                      If after all efforts and remedies, the Main Engine fuel consumption is more than [***]% above the Guaranteed Fuel Consumption, the liquidated damages will be [***] ($[***]).

4.                                      Insufficient Loadable Container Capacities

a.              The Guaranteed Loadable Container Capacities of the VESSEL are set forth in Article 1 and the Specification.

b.              If the aggregate loadable container capacity of the VESSEL of TEUs consisting of hi-cube containers at a homogeneous weight of [***] MT per TEU as determined by the Cargomax load program software utilizing the input data defined by the BUILDER is less than the Guaranteed Loadable Container Capacity, the BUYER shall have the option to: (i) obtain payment of liquidated damages at $[***] for each hi-cube TEU lost or (ii) reject the VESSEL and terminate this Contract.

5.                                      Effect of Termination and Offset:

Notwithstanding any other provision of this Article III, it is expressly understood and agreed by the parties hereto that: (a) if the BUYER terminates this Contract under this Article III, the BUYER shall not be entitled to any liquidated damages and in the event that any liquidated damages have been paid to the BUYER, the paid amount shall be deducted from the sums stipulated in Article X, Paragraph 2 which otherwise would be payable to the BUYER; and (b) if BUYER does not terminate this Contract under this Article III, any amount of liquidated damages payable under this Article III may be offset from all payments due on the Contract Price. In the event the BUYER elects to reject the VESSEL and terminate this Contract, the BUYER shall be entitled to elect any of the remedies provided in Article X.

ARTICLE IV — WORK, SUPERVISION AND INSPECTION AND APPROVAL OF PLANS AND DRAWINGS, REPORTING

1.                                      Work and Material

The VESSEL shall be constructed in a good, sound and workmanlike manner, in accordance with the U.S. and international shipbuilding and marine engineering standards and practices defined in the Specification (including, without limitation, those of ISO9001 and ISO9002). All materials incorporated in the VESSEL shall be new, suitable, and of good commercial marine quality for the service intended.

2.                                      Approval of Plans and Drawings:

Within thirty (30) days after the date hereof, the parties hereto shall mutually agree upon a list of the plans and drawings for the VESSEL to be submitted to the BUYER and the submittal schedule therefor.  The BUILDER shall submit electronic copies of such plans and drawings in English to the BUYER and the BUYER shall have fourteen (14) days to review and approve, disapprove or comment.  The BUYER shall, within such 14-day period, return to the BUILDER electronic copies of such plans and drawings with the BUYER’s approval, disapproval or comments, if any.  In the event that the BUYER shall fail to return such plans and drawings to the BUILDER within such 14-day period, such plans and drawings shall be deemed to have been automatically approved without any comment. Any disapproval by the BUYER shall include the reasons for the disapproval and shall be a result of nonconformance with the Specification or good shipbuilding practice (as described in Article IV, Section 1).  Any request by the BUYER for changes to any of these plans and drawings not in accordance with the Specification or good commercial shipbuilding practice, except those required by regulatory bodies, shall be handled as a request for change to the Specification in accordance with Paragraph 1, Article V.  Any plans which subsequent to the BUYER’s approval require alteration shall be resubmitted to the BUYER for approval of the alteration and its impact.   The BUILDER shall respond to the BUYER’s comments or disapproval within fourteen (14) days of receipt.  In the event that the BUILDER shall fail to respond to the BUYER’s comments within such 14-day period, such comments shall be deemed to have been accepted.

3.                                      Appointment of Project Manager and Buyer’s Representative:

The BUYER shall appoint, at its cost, two representatives who shall be duly authorized in writing by the BUYER (herein called the “Buyer’s Representative(s)”) to act on behalf of the BUYER in connection with changes of the Specification, approval of Change Orders, approval of the plans and drawings, attendance at the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the BUYER.  In case the Buyer’s Representative is not stationed at the Shipyard, the BUYER shall give clear instructions to the BUILDER regarding the authority of other personnel representing the BUYER at the Shipyard.

The BUILDER shall appoint one representative who shall be duly authorized in writing by the BUILDER (herein called “Builder’s Representative”) to act on behalf of the BUILDER in connection with changes of the Specification, approval of Change Orders, approval of the plans and drawings, attendance at the tests and inspections relating to the VESSEL, its machinery, equipment, and outfitting and any other matters for which he is specifically authorized by the BUILDER.

4.                                      Supervision and Inspection:

a.                                      The necessary inspections of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Buyer’s Representative, Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract.  The BUILDER shall assign quality assurance personnel, who are independent of all production, scheduling, and marketing departments to inspect the work and materials to insure that the Contract requirements are met.

b.                                      The Buyer’s Representative and his assistants shall have, during the construction of the VESSEL, the right to attend all tests, trials and inspections of the VESSEL and its materials.  The BUILDER shall give notice to the Buyer’s Representative reasonably in advance of the date (which in general shall be given no later than 1400 (2:00pm ET) on the prior business day), place and time of such tests, trials and inspections to be attended by him for his convenience.  For weekend, or BUILDER holiday inspections, the schedule will be provided by noon on Friday for weekend inspections, or, for holidays, the business day preceding the holiday.  The BUILDER shall furnish the BUYER an electronic copy of test procedures, related drawings and technical data required to carry out the inspection prior to the test or inspection in English.  Failure of the Buyer’s Representative and/or his assistants to be present at such tests, trials and inspections after due notice to him as above provided shall be deemed a waiver of his right to be present.  The BUILDER shall exercise reasonable efforts to schedule tests and, inspections between the hours of 7am and 6pm on workdays.  Final results shall be furnished to the BUYER for all tests, trials and inspections.

c.                                       In order to help to determine that the VESSEL is being constructed in accordance with the terms of this Contract and the Specification, the Buyer’s Representative and his assistants shall, at all times until delivery and acceptance of the VESSEL, have the right to inspect the VESSEL, her engines and all accessories and all work in progress, or material utilized in connection with the construction of the VESSEL, wherever such work is being done, or such material is stored, including the yards, workshops, stores and offices of the BUILDER and the BUILDER’s contractors and subcontractors.  The BUILDER shall arrange with its contractors and subcontractors that the Buyer’s Representative and his assistants have a similar right of inspection and supervision with respect to the work performed by the contractors and subcontractors.

d.                                      In cases requiring approval from the Classification Society or U.S. Coast Guard, such inspections shall, to the extent possible, be carried out as a joint inspection by the Buyer’s Representative and the representative of the Classification Society or U.S. Coast Guard, as applicable.

e.                                       The Buyer’s Representative shall, on behalf of the BUYER, make decisions or give advice or suggestions to the BUILDER on all problems arising during the course of or in connection with the construction of the VESSEL with a view to co-operating to the utmost with the BUILDER in the construction process.

f.                                        In the event that the Buyer’s Representative discovers any materials, construction or workmanship that is not deemed to conform to the requirements of this Contract, the Buyer’s Representative shall promptly give the Builder’s Representative a notice in writing as to such non-conformity.  Upon receipt of such notice from the Buyer’s Representative, the BUILDER shall correct such non-conformity, if the BUILDER agrees to his view.  In the event of difference of opinion between the parties hereto, the BUILDER or the BUYER may request resolution of the matter in accordance with the provisions of Article XIV hereof.

g.                                       Any acceptance or approval of the BUYER or the Buyer’s Representative or exercise of BUYER’s rights hereunder shall in no way alter or diminish the BUILDER’s obligations under this Contract or its obligation to comply with regulatory body requirements.

5.                                      Responsibility of the BUILDER:

a.              The BUILDER shall furnish the Buyer’s Representatives and his assistants with suitably lighted, heated and air conditioned office accommodations and conference facilities for up to ten (10) persons and more particularly as follows:

i.                  Offices for ten on-site representatives complete with air conditioning and heat and furniture.

ii.               Ten dedicated parking spaces proximate to the location of offices.

iii.            Lavatory facilities.

iv.           At least three individual offices, the remainder of desk locations may be arranged using dividers.

v.              Ten internet connections.

vi.           Ten telephone lines and telephones.  Long distance charges to be billed to the BUYER.

vii.        Ten desks, chairs, waste baskets, etc.

viii.     Fax machine with dedicated phone line.

ix.           Copier able to copy and scan in color, two sided and collate paper sizes of letter, legal and 11x17.

x.              Water dispenser with water refill service.

xi.           Drawing table.

xii.        Ten four drawer legal size file cabinets.

xiii.     Conference Table (8 person) with chairs.

xiv.    Microwave.

xv.       Refrigerator with freezer – 15+ cubic ft.

xvi.    Change room with lockers, shower and cleaning services.

6.                                      Liability of the BUILDER:

The Buyer’s Representative, and the Buyer’s subcontractors. employees and agents, shall at all times be deemed to be employees or agents of the BUYER.  The BUILDER shall be under no liability whatsoever for personal injuries to, or death of, such Buyer’s Representative or employees or agents of the BUYER, or for damage to, or loss or destruction of, their property, unless such injury, death, damage, loss or destruction is shown to have been caused by the gross negligence or willful acts of the BUILDER and/or its subcontractors and/or their employees or agents.

7.                                      Responsibility of the BUYER:

The BUYER shall undertake and assure that the Buyer’s Representative shall carry out his duties hereunder in accordance with the normal shipbuilding practices of the BUILDER and in such a way as to avoid any unnecessary increase in building cost, delay in or interference with the design and construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.  The BUILDER has the right to request the BUYER to replace the Buyer’s Representative and/or his assistants who may be deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction.  The BUYER shall investigate the situation by sending his representatives to the Shipyard if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as practicable.

8.                                      Liability of the BUYER:

The employees, agents and subcontractors of the BUILDER shall at all times be deemed to be employees, agents and subcontractors of the BUILDER.  The BUYER shall be under no liability whatsoever for personal injuries to, or death of, such BUILDER’s employees, agents, or subcontractors, or for damage to, or loss or destruction of, their property, unless such injury, death, damage, loss or destruction is shown to have been caused by the gross negligence or willful acts of the BUYER, and/or its subcontractors and/or their employees or agents (including Buyer’s Representative).

9.                                      Approval by Regulatory Bodies; BUYER’s access to Communications with Regulatory Bodies:

All plans or data required by the Classification Society or other relevant regulatory bodies in connection with approval of the VESSEL shall be prepared and submitted by the BUILDER or its subcontractors and suppliers, except such data that is explicitly requested by the relevant regulatory body to be submitted by the BUYER.  The BUILDER agrees to provide the BUYER with full reading and copying rights for all plan approval documents and written correspondence sent to or received from the Classification Society and other regulatory bodies and to sign the standard Classification Society authorization allowing such access.

10.                               Master Schedule:

At the time of execution of this Contract, the BUYER shall be provided with the latest official version of the master schedule showing the main production activities for the VESSEL and the main production activities for the final outfitting, mechanical completion and testing of the VESSEL.  The master schedule shall include the build strategy, master milestone schedule and key event schedule.  The BUILDER shall report to the BUYER as to the purchasing schedule progress and the project progress percentage of completion on the VESSEL and tasks on a bi-weekly basis.

ARTICLE V — MODIFICATIONS

1.                                      Modifications of Specification:

The Specification may only be modified and/or changed by written agreement of the parties hereto. The BUILDER and the BUYER shall first agree, in writing, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date and other terms and conditions of this Contract and Specification occasioned by or resulting from such modifications and/or changes.  There shall be no cost for the BUILDER’S provision of an estimate regardless whether a proposed change is implemented.

All such agreed changes shall be described on a change order in the form set forth in Exhibit 6 signed by the authorized representatives of the parties hereto manifesting agreements of the parties as to the work to be provided or deleted, and the effect on the Contract Price and the Delivery Date, which shall constitute amendments to this Contract and/or the Specification (each such change, a “Change Order”).

The BUILDER may make minor changes to the Specification, if found necessary to suit the BUILDER’s local facilities; the availability of materials; introduction of improved production methods or otherwise, provided that the BUILDER shall obtain the BUYER’s prior written approval, which shall not be unreasonably withheld.

2.                                      Changes Based on Class Requirements, etc.:

In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

a.              If such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such alterations or changes into the construction of the VESSEL.  The BUILDER shall present to the BUYER the adjustment required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract occasioned by the change.  The adjustment shall then be agreed on as a Change Order in accordance with Paragraph 1 of this Article.  If the parties cannot agree on the Change Order, then the matter shall be submitted for final decision in accordance with Article XIV hereof.  In such case, work on the compulsory alteration or change shall proceed without waiting for the final decision on the Change Order.

b.              If such alterations or changes are not compulsory for the VESSEL, but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then, the BUYER shall notify the BUILDER of such intention and such notice shall be treated as a request for a modification or change in accordance with Paragraph 1 of this Article.

3.                                      Substitution of Materials:

In the event that any of the materials required by the Specification or otherwise under this Contract for the construction of the VESSEL cannot be procured in time or are in short supply to maintain the Delivery Date of the VESSEL, or alternative materials are claimed by the BUILDER to be available which are suitable as substitutes by reason of advances in technology, the updating or improvements of, or changes in, specified materials or changes in the manufacture or production thereof; the BUILDER may, provided that the BUILDER shall obtain the BUYER’s prior written approval, which shall not be unreasonably withheld, supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the VESSEL must comply.  Any agreement as to such substitution of materials shall be effected in the manner provided in Paragraph 1 of this Article, and shall, likewise, include alterations in the Contract Price and other terms and conditions of this Contract occasioned by or resulting from such substitution.

ARTICLE VI — TRIALS

1.                                      Notice:

The BUYER shall receive from the BUILDER at least fourteen (14) days’ prior notice in writing of the time and place of the trial run of the VESSEL, and a description of the trials to be performed, and the BUYER shall give prompt written acknowledgment of the receipt of such notice.  The BUYER shall have the right to have a reasonable number (up to eight (8)) of authorized representatives, employees, inspectors and any other person reasonably designated by the BUYER present at the trial runs.

The BUILDER may, after due notice as described above, conduct trial runs of the VESSEL without the presence of the Buyer’s Representative or other authorized representative of the BUYER provided that the Classification Society and U.S. Coast Guard are present.  In such case, the BUYER shall be obligated to accept the results of the trial runs on the basis of a certificate of the BUILDER, confirmed by the Classification Society and U.S. Coast Guard, stating the results of the runs.

2.                                      Weather Condition:

The trial run shall be carried out under weather conditions deemed favorable enough in the judgment of the BUILDER subject to approval by the BUYER.  In the event of unfavorable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits.  It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavorable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of trial run caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a Permissible Delay in the delivery of the VESSEL.

3.                                      How Conducted:

a.                                      All expenses in connection with the trial run are to be for the account of the BUILDER and the BUILDER shall provide at its own expense the necessary crew to comply with conditions of safe navigation.  The trial run shall be conducted in the manner prescribed in the Specification, and shall prove fulfillment of the performance requirements for the trial run as set forth in the Specification.  The course of trial run shall be determined by the BUILDER.

b.                                      Notwithstanding the foregoing, fuel oil, LNG, lubricating oil, greases and fresh water necessary for the trial run of the VESSEL shall be supplied by the BUILDER at the Shipyard prior to the time of the trial run, and the BUYER shall pay the BUILDER upon delivery of the VESSEL the cost of the quantities of fuel oil, LNG, lubricating oil, greases and fresh water not consumed during the trial run at the original purchase price.  In measuring the consumed quantity, lubricating oils and greases remaining in the main engine, other machinery and their pipes, stern tube and the like, shall be excluded.  The BUILDER shall arrange for the quantity of fuel oil, LNG, lubricating oils, greases and fresh water  to be loaded on the VESSEL at delivery in accordance with the instructions of the BUYER, at the BUYER’S cost.  The BUILDER shall remove all waste and debris about the VESSEL and all sludge and oily water wastes from the VESSEL prior to delivery, at the BUILDER’S cost.

4.                                      Method of Acceptance or Rejection:

a.                                      Upon completion of the trial run, the BUILDER shall give the BUYER written notice of completion of the trial run along with copies of all sea trial test reports, including if the BUILDER considers that the results of the trial run indicates the conformity of the VESSEL to this Contract and the Specification.  The BUYER shall, within three (3) days after receipt of such notice from the BUILDER, provide the BUILDER written notice of its intent to accept or reject the VESSEL on the Delivery Date.

b.                                      However, should the results of the trial run indicate that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specification, or if the BUILDER is in agreement as to non-conformity as specified in the BUYER’s notice of rejection, then, the BUILDER shall with the written concurrence of the BUYER take the necessary steps to correct such non-conformity. Upon completion of correction and testing of such non-conformity, the BUILDER shall give the BUYER written notice thereof.  The BUYER shall, within two (2) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the VESSEL. The BUYER may only demand a new trial run if this is the only way the BUILDER can prove that the nonconformities have been corrected.  In the event a new trial run takes place, the provisions set forth in Paragraphs 1, 2 and 3 hereof shall govern this trial run except that the BUILDER shall be entitled to give a written notice of two (2) days for such new trial run.  Upon completion of the additional trial run, the provisions of this Paragraph 4 shall apply.

c.                                       In any event that the BUYER rejects the VESSEL, the BUYER shall specify in its notice of rejection in what respect the VESSEL, or any part or equipment thereof does not conform to this Contract.

d.                                      In event that the BUYER fails to provide the BUILDER written notice of the acceptance of or the rejection together with the reason therefor of the VESSEL within the period as provided in the above subparagraphs (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

e.                                       The BUILDER may dispute the rejection of the VESSEL by the BUYER under this Paragraph 4, in which case the matter shall be submitted for final decision in accordance with Article XIV hereof.

5.                                      Effect of Acceptance:

a.                                      Acceptance of the VESSEL as above provided shall be final and binding and the VESSEL will be deemed to be in conformity with this Contract except as set forth in subparagraph b immediately below.  The BUYER shall not refuse formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof.

b.                                      If minor work or items on the VESSEL are incomplete or missing when the VESSEL otherwise is ready for delivery and such work or items do not materially affect the operation, trade or schedule of the VESSEL nor are likely to cause damage or excessive deterioration to the VESSEL or void warranty requirements, the BUYER shall not withhold its consent to accept delivery of the VESSEL subject to the right of the BUYER to have such items completed by the BUILDER in a reasonable manner and period of time. The parties shall on delivery execute a protocol of outstanding work and a schedule for completion of such work or agree as to an adjustment of the Contract Price in lieu of completion of such work.  The BUILDER agrees that any such monetary payments to and repairs done by BUYER shall not void the BUILDER’s or any manufacturer’s warranties.

ARTICLE VII — DELIVERY

1.                                      Time and Place:

a.                                      The VESSEL shall be delivered by the BUILDER to the BUYER at the Shipyard or at another location acceptable to both parties hereto.  The original Delivery Date for the VESSEL shall be December [***], 2018 (herein called the “Original Delivery Date”).  The BUILDER agrees that in the event that for any reason it will not construct one or more of the MT-50 tankers currently planned as Hulls 021-028, it will give prompt notice in writing to the BUYER of such fact, together with a proposed earlier delivery date for the VESSEL. In order to accept the BUILDER’s proposal, the BUYER must provide written notice to the BUILDER that it chooses to accept such proposal within thirty (30) days after receipt of the BUILDER’s notice.  If the BUYER accepts the BUILDER’s proposal within such 30-day period, then the proposed earlier delivery date for the VESSEL shall become the Original Delivery Date. If the BUYER declines or fails to accept the BUILDER’s proposal within such 30-day period, then the BUILDER may utilize the available shipbuilding capacity in its sole discretion.

b.                                      Delays on account of such causes which under the terms of this Contract permit the BUILDER to postpone the delivery of the VESSEL shall be understood to be Permissible Delay (herein called “Permissible Delay”).

c.                                       The Original Delivery Date shall be adjusted by the total Permissible Delay and the adjusted date shall be the Delivery Date (herein called the “Delivery Date”).  The VESSEL shall be delivered by the BUILDER to the BUYER on or before the Delivery Date.

d.                                      The BUILDER advises that it has contracts committing the BUILDER to construct four tankers (the “tanker contracts”) and has granted options under the tanker contracts for the construction of additional vessels (the “options”).  The BUILDER advises that the Original Delivery Date is being committed to taking into account BUILDER’s obligations under the tanker contracts and options.  The BUILDER agrees that its obligations under the tanker contracts and options and any delay in its deliveries under the tanker contracts and options would not constitute a Permissible Delay as defined in subparagraph b. of this Paragraph 1 or a Force Majeure event under Article VIII of this Contract unless the conditions under Article VIII apply to or otherwise impact the facilities at the Shipyard available for the construction of the VESSEL under this Contract.

2.                                      When and How Effected:

a.                                      When the work on the VESSEL is complete or substantially complete in accordance with this Contract and the VESSEL has passed the tests required by this Contract, the VESSEL as completed or substantially completed shall be delivered by the BUILDER and accepted by the BUYER alongside a safe and accessible pier at the Shipyard, or at such other place as may be mutually agreed to by the BUILDER and the BUYER, where there must be sufficient water for the VESSEL always to be afloat and during egress from the berth, custom to the contrary notwithstanding, free and clear of all liens, security interests, and claims of every nature, excepting, however those in favor of a claimant, other than BUILDER, arising out of the acts or omissions of the BUYER, with not less than ten (10) days’ prior written notice to the BUYER of such delivery.  As used in this Contract, the term “substantially complete” shall mean complete except for minor items not affecting the commercial utility and safe operation of the VESSEL, with all certificates required for operation of the VESSEL, and not violating any requirement of a regulatory body.   Unless waived by the BUYER, the VESSEL shall not be deemed to be “substantially complete” if a delivery deficiency will require the VESSEL to be taken out of service prior to the VESSEL’S regular maintenance schedule or if the aggregate value of such delivery deficiencies is in excess of FIVE HUNDRED THOUSAND DOLLARS ($500,000).

b.                                      Provided that the BUYER shall have fulfilled all of its obligations stipulated under this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER.  The BUYER and the BUILDER agree to describe in the Protocol of Delivery (i) the amount of reduction in the Contract Price at delivery of the VESSEL in lieu of completion of uncompleted work and correction of defects, deficiencies, or damage by the BUILDER, and, if the amount of the proposed reduction is more than the amounts due from the BUYER at delivery, the amount to be paid by the BUILDER to the BUYER to the extent the price reduction amount is insufficient; and/or (ii) (y) the uncompleted work and defects, deficiencies, or damage to be completed and corrected by the BUILDER after delivery of the VESSEL, such completion and correction to be performed in the same manner as provided for Guarantee work under Article IX, and (z) the amount of the Contract Price to be withheld until the uncompleted work is completed and the defects, deficiencies, or damage are corrected.  The BUILDER agrees to perform such completion and correction in such manner after delivery of the VESSEL.  The BUYER shall pay the BUILDER for satisfactory performance of such completion and correction after delivery in the manner set forth in ARTICLE IX.  If the BUYER and the BUILDER fail to agree as to any of the items to be included in the Protocol of Delivery pursuant to this Article, such items shall be resolved pursuant to ARTICLE XIV.

c.                                       In the event of any dispute concerning the payment due upon delivery of the VESSEL, including the question of the BUYER’s right to offset any claim it may have, the BUYER shall pay the undisputed amount to the BUILDER and shall deposit the disputed amount into escrow subject to the Escrow Instructions. The BUILDER can in such case not refuse to deliver the VESSEL and the BUYER cannot refuse to take delivery of the VESSEL. Any such disputed amount shall be paid as agreed by the parties or as determined by Article XIV.

d.                                      During the period thirty (30) days prior to the expected delivery of the VESSEL, employees of the BUYER or the BUYERS’s contractors or agents shall be entitled to access to the VESSEL to engage in such activities and perform such work as the BUYER may specify on a not-to-interfere basis.  Two (2) weeks prior to delivery of the VESSEL the BUYER shall have access on a not-to-interfere basis to familiarize the crew with the VESSEL and to provision the VESSEL.

3.                                      Documents to be Delivered to the BUYER:

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

a.                                      PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specification.

b.                                      PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specification; and Inventory of Hazardous Material (MEPC.197(2)).

c.                                       PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under subparagraphs 3(b) and 6 of Article VI hereof, including the original purchase price thereof.

d.                                      ALL CERTIFICATES, clean and free of conditions, including the BUILDER’s CERTIFICATE on Form CG-1261, USCG CERTIFICATE OF INSPECTION Form CG-841, USCG approved Automation Test Procedures, USCG approved Bunkering Procedures for LNG, HFO, MGO and Lube Oils, USCG approved Cold Ironing (AMP) Procedures, and CLASSIFICATION CERTIFICATES and all type approval certificates required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specification or that are required by the regulatory bodies.  It is agreed that if, through no fault on the part of the BUILDER, the classification and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such formal certificates have been issued.

e.                                       DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages,

or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by local or federal authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

f.                                        DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specification together with all drawings required to be submitted to regulatory bodies. Detailed design drawings for hull, structural, electrical, piping and outfitting drawings developed by BUILDER or any design agent for the construction of the VESSEL requested by the BUYER shall be provided in a format to be agreed at an additional cost to be billed at $75.00 per hour.

g.                                       COMMERCIAL INVOICE and BILL OF SALE.

The BUILDER will cooperate with the BUYER to provide any other documents reasonably required by the BUYER to secure financing for the VESSEL.

4.                                      Tender of the VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

5.                                      Risk:

Notwithstanding the provisions of Article XVI concerning passage of title to the material and the VESSEL during the construction period, the risk of loss of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, risk of loss of the VESSEL and her equipment shall remain with the BUILDER.

The BUILDER warrants that the BUILDER’s entering into this Contract, the performance of the BUILDER’S obligations hereunder and the sale of the VESSEL to BUYER will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any agreement, instrument or other restriction to which the BUILDER is a party or by which it is bound.

6.                                      Removal of the VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within ten (10) days after delivery and acceptance thereof is completed.  If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid ten (10) days, then, in such event the BUYER shall pay to the BUILDER the mooring charges of the VESSEL at the rate of $800 per day plus utilities. Such additional time on the BUILDER’s premises shall not exceed twenty-one (21) days.

ARTICLE VIII-DELAYS AND EXTENSION OF TIME FOR DELIVERY DUE TO FORCE MAJEURE AND TERMINATION FOR EXCESSIVE DELAY

1.                                      Causes of  Force Majeure:

Force Majeure (herein called “Force Majeure”) is any or more of the events defined below:

Acts of God (other than ordinary storms or ordinary inclement weather conditions); acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations thereto; blockade; revolution; insurrections; mobilizations; civil war; civil commotion; riots; strikes and other labor disturbances including local strikes affecting the BUILDER (not including any strikes or industrial disturbances resulting from unilateral changes made by the BUILDER under existing labor contracts); sabotages; acts of terrorists; lockouts; labor shortages, provided the BUILDER has exercised diligence in the recruitment and training of labor; plague; epidemics; fire; flood; typhoons, hurricanes, storms or other weather conditions (other than ordinary storms or ordinary inclement weather conditions); earthquakes; tidal waves; landslides; explosions; collisions; strandings; embargoes; delays in transportation; import restrictions; shortage of materials, equipment or machinery or delay in delivery or inability to take delivery thereof, provided that such materials, equipment or machinery at the time of ordering could reasonably be expected by the BUILDER to be delivered in time, the BUILDER’S choice of a vendor or subcontractor was reasonable and the BUILDER has exercised due diligence to monitor the actions and to expedite delivery of the vendor or to obtain substitute performance; prolonged failure or restriction of electric current or petroleum; non-delivery or late delivery of BUYER’S Supplies to BUILDER’S custody or other delay caused by any default or omission on the part of the BUYER in carrying out any of its obligations under this Contract; or destruction of or damage to the worksite or other works of the BUILDER, its main subcontractors or to the VESSEL or any part thereof, by any causes heretofore described in this Paragraph and any other causes properly to be considered to be beyond the BUILDER’s reasonable control; provided that there shall be excluded any such causes that are in existence as of the date of execution of this Contract or as to a cause impacting a contractor or subcontractor, a cause known to the party as of the date of execution of the contract or subcontract.

Any delay in the delivery of the VESSEL caused by an event of Force Majeure as to which the provisions of this Article VIII have been satisfied shall operate to postpone the Delivery Date by the number of days of delay involved.

2.                                      Notice of Delay:

Within ten (10) days from the date of commencement of the delay on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date of the VESSEL, the BUILDER shall advise the BUYER in writing of the date such delay commences and the reasons therefor along with BUILDER’s proposed recovery plan.  Failure of the BUILDER to provide notification of any claim for postponement of the Delivery Date within such ten (10) days shall be deemed to be a waiver by the BUILDER of its right to propose such postponement.

Likewise within ten (10) days after such delay ends, the BUILDER shall advise the BUYER in writing of the date such delay ended, and also shall specify the period of time by which the Delivery Date is postponed by reason of such delay.  Failure of the BUYER to acknowledge the BUILDER’s notification of any claim for postponement of the Delivery Date within ten (10) days after receipt of such notification shall be deemed to be a waiver by the BUYER of its right to object to such postponement.

3.                                      Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delays of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be Permissible Delays provided that the BUILDER provides the notices set forth in Paragraph 2 of this Article.

4.                                      Right to Terminate for Excessive Delay due to Force Majeure:

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article, excluding all other types of delays of a nature which, under the terms of this Contract, permit postponement of the Delivery Date, amounts to six (6) months or more, then, in such event, the BUYER may terminate this Contract in accordance with the provisions of Article X hereof. The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within twenty (20) days after such demand is received by the BUYER, either notify in writing the BUILDER of its intention to terminate this Contract, or consent to a postponement of the Delivery Date to a specific future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying termination as specified in this Article, the BUYER shall have the same right of termination upon the same terms as hereinabove provided.

ARTICLE IX-WARRANTY OF QUALITY

1.                                      Guarantees at Delivery.

a.                                      The BUILDER guarantees that at the time of delivery the VESSEL will:  (i) comply with applicable laws, lawful regulations, written standards and written interpretations of the regulatory bodies required for the VESSEL’s operation in the foreign and domestic trades of the United States in effect on the date of delivery of the VESSEL, except as noted in the PROTOCOL OF DELIVERY; and (ii) meet the requirements in the Specification and plans, except as noted in the PROTOCOL OF DELIVERY.  The effect of any changes in laws, lawful regulations, standards and written interpretations of the regulatory bodies between the effective date of this Contract and the delivery of the VESSEL shall be incorporated into this Contract by a Change Order under ARTICLE V.

b.                                      The expense of all changes to the VESSEL noted in the PROTOCOL OF DELIVERY shall be for the account of the BUILDER, except as provided in subparagraph (a) of ARTICLE V, Paragraph 2.

2.                                      Warranty:

a.                                      Subject to the provisions hereinafter set forth, the BUILDER undertakes to remedy, free of charge to the BUYER, any deficiency, defects, failure, breaking down or deterioration beyond that caused by ordinary wear and tear (jointly “defects”) in the VESSEL which are due to defective material, faulty design and/or bad workmanship on the part of the BUILDER and/or its contractors or subcontractors, provided that the defects are discovered within a period of twelve (12) months after the date of delivery of the VESSEL (the “Guarantee Period”) and a notice thereof is duly given to the BUILDER as hereinbelow provided.  In computing the Guarantee Period there shall be excluded any time the VESSEL is prevented from entering or is taken out of service on account of any defect for which the BUILDER is responsible.  For the purpose of this Article, the VESSEL shall include her hull, machinery, equipment and gear, but excludes any parts of the VESSEL that have been supplied by or on behalf of the BUYER.  Upon expiration of the Guarantee Period, and to the extent permitted by vendors and subcontractors, the BUILDER agrees to transfer any guarantees or warranties supplied to it by vendors and subcontractors.

b.                                      The BUILDER’s guarantee of the coatings shall be back to back with the guarantee of the coatings by the coatings manufacturer.  During the Guarantee Period, the BUILDER shall be responsible for correction of paint defects in accordance with the guarantee of the coatings by the coatings manufacturer.  After the expiration of the VESSEL Guarantee Period, the coating manufacturer’s extended warranty shall be transferred to the BUYER under this Article IX subparagraph 5d.  The coating manufacturer’s warranty shall be for at least sixty (60) months from delivery of the VESSEL.

3.                          Notice of Defects:

The BUYER shall notify the BUILDER in writing of any defects for which claim is made under this guarantee as promptly as possible after discovery thereof. If the defect was discovered during drydocking of the VESSEL, the BUYER must notify the BUILDER in time for the BUILDER to inspect the defect before the VESSEL leaves the drydock if this is necessary for a prudent inspection of the defect.  The BUYER’s written notice shall in sufficient detail describe the nature and extent of the defects.  The BUILDER shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the BUILDER not later than thirty (30) days after such expiry date.

4.                                      Remedy of Defects:

a.                                      The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard, if practicable.  Upon having remedied such defects the BUILDER shall give the BUYER a further guarantee period of six (6) months for the aforementioned repairs or replacements from the date such repair or replacement is accomplished, which extended period shall not reduce the original twelve (12) month Guarantee Period.

b.                                      However, if it is impractical to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL.  In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing of the time and place such repairs or replacements will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of.  The BUILDER shall, in such case, promptly advise the BUYER in writing, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided.  Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon resolution of a dispute in accordance with the provisions of Article XIV hereof, the BUILDER shall immediately pay to the BUYER for such repairs or replacements a sum up to a sum equal to the reasonable cost of making the same repairs or replacements in the Shipyard.  Subject to a written agreement with the BUILDER, warranty repairs may be made by the crewmembers of the VESSEL, provided however that the BUYER submits documentation for the work performed and the BUILDER will not reimburse the BUYER at labor rates currently in excess of $68.00 per hour (as escalated at 2.5% per year after delivery).

c.                                       In any case, the VESSEL shall be taken at the BUYER’s cost, risk and responsibility to the place elected, ready in all respects for such repairs or replacements.  Any preparation, draining of pipes, cleaning of spaces to make them accessible for warranty repairs, marine chemist’s certificates, including gas free certificate shall be at the BUILDER’s cost.

d.                                      If a defect cannot reasonably be corrected except by drydocking the VESSEL, the BUYER shall be entitled to postpone correction and repair until a subsequent drydocking of the VESSEL.  The BUYER may withhold the estimated cost of correction and repair from the Guarantee Payment until such drydocking.

e.                                       Any dispute under this Article shall be referred to dispute resolution in accordance with the provisions of Article XIV hereof.

5.                                      Extent of the BUILDER’s Responsibility:

a.                                      The BUILDER shall have no responsibility or liability for any other defects whatsoever in the VESSEL than the defects specified in Paragraphs 1 and 2 of this Article.  Nor shall the BUILDER in any circumstances be responsible or liable for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss or breach of charters or other contractual commitments, loss of profit or earning or demurrage directly or indirectly occasioned to the BUYER by reason of the defects specified in Paragraphs 1 and 2 of this Article or due to repairs, replacements or other works done to the VESSEL to remedy such defects; except that in the event a defect in an item of equipment or machinery causes any damage to such item of equipment or machinery or to other immediately adjacent equipment, machinery, components or portions of the VESSEL, the BUILDER shall be liable for not only the cost of correcting or repairing the defect but also for the cost of correcting or repairing such damage to such item of equipment or machinery and to such other immediately adjacent equipment, machinery, components or portions of the VESSEL caused by such defect.

b.                                      The BUILDER shall not be responsible for any defects in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other circumstances whatsoever beyond the control of the BUILDER.

c.                                       A final guaranty survey of the VESSEL shall be conducted by the BUYER at or near the expiration of the Guarantee Period.  Such survey shall be based on the defects in the contract work appearing or discovered during the Guarantee Period.  In the event that the VESSEL is not available for the guarantee survey on or before the end of the Guarantee Period, the BUYER promptly shall submit to the BUILDER a list of all of the defects in the contract work appearing or discovered during the Guarantee Period and all damage for which the BUILDER is liable under the provisions of this Article IX.  The final guarantee survey shall be held at such port in the United States as the BUYER designates and seven (7) days’ written notice of time and place for such guarantee survey shall be given to the BUILDER by the BUYER.  The BUILDER shall have the right to attend the guarantee survey.

d.                                      At the end of the Guarantee Period, the BUILDER agrees to transfer and assign to the BUYER, as to any item of material installed in the VESSEL, the guarantee rights of the BUILDER against the vendor of such item of material where under the terms of such vendor’s guarantee the vendor’s obligations extend for a period beyond the Guarantee Period; provided that the BUILDER may exclude from such assignment any rights against the vendor in favor of the BUILDER for guarantee deficiencies and damages within the Guarantee Period.  The BUILDER shall advise the BUYER of the terms of any such guarantees that are assigned to the BUYER.

e.                                       The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL for and to the BUYER. THE BUILDER MAKES NO FURTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE VESSEL, ITS MACHINERY OR EQUIPMENT FOR A PARTICULAR PURPOSE.

f.                                        The BUYER may withhold the Guarantee Payment and deposit the full amount into an escrow account as provided in Article II.  The BUYER shall pay to the BUILDER the entire Guarantee Payment, less any amount to cover any outstanding defect, upon completion of the Guarantee Period for the VESSEL.  Any amounts withheld beyond the end of the Guarantee Period pursuant this Article IX shall be paid upon the correction of each defect for which such amounts were withheld.  Any dispute with respect to the amounts due under this Paragraph shall be settled pursuant to Article XIV.

6.                                      Guarantee Engineer:

The BUILDER shall have the right (at its cost) to appoint a guarantee engineer to serve on the VESSEL as its representative for such portion of the guarantee period as the BUILDER may decide.  The guarantee engineer shall be a properly documented citizen of the United States.  The BUYER and its employees shall give the guarantee engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL.  The BUYER shall accord the guarantee engineer the treatment comparable to the VESSEL’s chief engineer and shall provide him with accommodations and subsistence at no cost of the BUILDER and/or the guarantee engineer.

Pertaining to the detailed particulars of this Paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

The guarantee engineer shall, at all times and in all respects, be deemed to be an employee of the BUILDER.  The BUYER shall be under no liability whatsoever to the BUILDER or the guarantee engineer for personal injuries, including death, suffered by the guarantee engineer during the time when he is on board the VESSEL, unless such injury or death, is shown to have been caused by the gross negligence or willful acts of the BUYER, and/or its subcontractors and/or their employees or agents (including Buyer’s Representative), while acting within the scope of their employment or engagement.  Nor shall the BUYER be under any liability whatsoever to the guarantee engineer.

ARTICLE X — TERMINATION BY THE BUYER AND OPTIONS ON TERMINATION; GUARANTY AGREEMENT AND BUYER’S RIGHT TO ADDITIONAL SECURITY; AUDIT AND INSPECTION RIGHTS

1.                      Termination

a.                                      Notice:  In the event that the BUYER shall exercise its right of termination of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing and such termination shall be effective as of the date notice thereof is received by the BUILDER.

b.                                      Options of BUYER: In the event that the BUYER elects to terminate this Contract, the BUYER may elect to remove the VESSEL, complete the work, sell the work in process or obtain a refund.  Such election shall be made by notice to the BUILDER as provided below.

c.                                       Right to Remove:  In the event the BUYER shall elect to terminate this Contract, at the BUYER’s option the BUYER may elect in writing within thirty (30) days after the termination of this Contract to remove the work in process from the Shipyard.  Such removal, including preparation therefor, shall be performed at the BUILDER’s expense, and, if reasonably possible, the BUILDER shall furnish forces and equipment for such removal and preparation.  The BUYER shall reimburse the BUILDER for the reasonable cost of such removal and preparation.  As reasonably practical, the BUILDER shall assign to the BUYER, all existing subcontracts and purchase orders required to complete the VESSEL for which the work in process is being removed as the BUYER may direct.

d.                                      Completion of the Work:  In the event the BUYER shall elect to terminate this Contract, at the BUYER’s option, the BUYER may elect to have all or part of the work completed.  The BUYER for such purposes may take possession and use and occupy so much of the Shipyard and the equipment, tools, machinery, and appliances in the Shipyard as may be needed by the BUYER for such purposes.  In such instance as reasonably practical the BUILDER shall assign all subcontracts and orders for material, work, services and supplies to be used in the performance of this Contract to the BUYER as the BUYER may direct.  Completion of all or a part of the work shall be performed at the BUILDER’s expense with the BUYER to reimburse the BUILDER for the amount that would have been payable to the BUILDER had such work been completed by the BUILDER, and the BUILDER to reimburse the BUYER for any additional costs incurred by the BUYER in completion of such work in accordance with the terms of this Contract (including the plans and specifications referred to herein) as existing on the date of termination of this Contract, evidenced by documented invoices provided to the BUILDER.

e.                                       Sale of the Work:  In the event the BUYER shall elect to terminate this Contract and not complete the construction of the VESSEL and the BUYER so notifies the BUILDER, at any time within one hundred twenty (120) days from the date of delivering such notice to the BUILDER, the BUYER may sell the VESSEL in a partially completed condition, work in progress, material to be installed in the VESSEL, together with copies of all Plans, Specification, working plans, calculations and other records reasonably required to complete the construction of the VESSEL.  The BUYER shall have access to the Shipyard in order to conduct the sale.  The sale may be consummated without appraisal or evaluation of the VESSEL, and shall be conducted in the manner determined by the BUYER but the BUYER shall use reasonable efforts to secure the best price possible in respect of the VESSEL.  Any purchaser at any such sale shall be given reasonable time, not less than sixty (60) days from the date of sale, within which to remove from the Shipyard the VESSEL, work in progress, and material.  Either party may become a purchaser at such a sale.  The proceeds of the sale shall be applied first to payment of all costs and expenses, including reasonable attorneys’ fees incurred by the BUYER or its assigns in making such sale; second, to reimburse the BUYER for payments theretofore made by the BUYER to the BUILDER on account of such VESSEL; and, third, to payment of any damages, demands, or deficiencies arising by reason of default of the BUILDER.  In the event the proceeds of the sale shall not be sufficient to make the payments required by the preceding sentence, the difference shall be paid by the BUILDER to the BUYER.

f.                                        Refund:  If the BUYER elects to obtain a refund the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL (unless the BUILDER proceeds to dispute resolution under the provisions of Article XIV hereof).  In such event, the BUILDER shall pay the BUYER interest at the rate of 250 basis points per annum above the average three-month LIBOR as published in the Wall Street Journal on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of remittance by transfer of such refund to the BUYER by the BUILDER, provided, however, that if such rescission by the BUYER is made under the provisions of Paragraph 4 of Article VIII hereof, the BUILDER shall not be required to pay any interest.

The BUYER shall promptly transfer title to the VESSEL and the work to the BUILDER upon receipt of the payment provided under this subparagraph. Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

2.                                      Guaranty; the BUYER’s Right to Receive Additional Financial Information; the BUYER’s Right to Demand Additional Security

a.                                      In consideration of the obligations assumed by the BUYER under this Contract, and as an inducement to the BUYER to enter into this Contract, the GUARANTOR has furnished to the BUYER the Guaranty guarantying the BUILDER’S performance of its obligations under this Contract.  The commitment made by the Guarantor under the Guaranty is an important consideration to the BUYER under this Contract.

b.                                      The financial conditions of the BUILDER and the GUARANTOR are an important consideration to the BUYER under this Contract.  The BUILDER shall provide the BUYER with annual and quarterly financial statements of both the BUILDER and the GUARANTOR in accordance with paragraph (d) below.

c.                                       In the event that there occurs a breach of a “material” covenant (i.e., financial covenant or negative covenant) or any payment default under any bond, debenture, note or other evidence of indebtedness of the BUILDER or the GUARANTOR, in an aggregate principal amount of at least [***] DOLLARS ($[***]), or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, which breach or default gives the holder the right to accelerate such indebtedness and which breach or default is not cured within any applicable grace or cure period,  then, in order to secure the performance by the BUILDER under this Contract, the BUILDER or the GUARANTOR shall provide or maintain upon the BUYER’S request either (x) cash collateral in the amount of [***] DOLLARS ($[***]) deposited in an escrow account, in form and substance reasonably satisfactory to the BUYER (the “Cash Collateral”) or (y) a letter of credit or similar instrument, in form and substance reasonably satisfactory to the BUYER, and issued by a bank or other financial institution reasonably satisfactory to the BUYER, in the face amount of [***] DOLLARS ($[***])(the “Letter of Credit”); and if the BUILDER or the GUARANTOR fails to provide the Cash Collateral or to provide or maintain the Letter of Credit (as applicable, the “Security”) within fifteen (15) days after the BUYER’s request, then the BUYER shall be entitled to terminate this Contract and exercise any of the rights in Paragraph 1 of this Article X.  If, after the Security is provided to the BUYER, the underlying breach or default is cured or waived, unless the BUILDER has elected to cure a BUILDER’s Default under Article XII, subparagraph 1(g) by providing Security, then the requirement to provide the Security shall cease to apply and the Cash Collateral shall be returned or the Letter of Credit shall be cancelled, as applicable.  The provision of the Security to the BUYER under this Paragraph 2(c) will also satisfy the requirements of Paragraph 2(c) of Article X of the Second Contract. The BUYER shall not access the Cash Collateral or draw on the Letter of Credit unless and until this Contract has been terminated by the BUYER

d.                                      The BUILDER will provide the BUYER with:  (i) audited annual financial statements of the GUARANTOR and its subsidiaries, on a consolidated basis, that shall be accompanied by an opinion thereon of KPMG AS or other independent certified public accountants of recognized standing that such statements present fairly, in all material respects, the consolidated financial position of the companies being reported, within one hundred twenty (120) days of the close of each fiscal year, and (ii) unaudited quarterly financial statements of the GUARANTOR and its subsidiaries, on a consolidated basis, certified, as appropriate, by a senior financial officer of the BUILDER or the GUARANTOR on behalf of such entity as fairly presenting, in all material respects, the consolidated financial position of the companies being reported, within sixty (60) days of the close of each fiscal quarter (other than the fourth fiscal quarter of each fiscal year).  The BUILDER shall provide unaudited quarterly financial statements of the BUILDER on a stand-alone basis to the extent there is any material difference in such unaudited quarterly financial statements and the unaudited quarterly financial statements required by clause (ii) above with respect to any fiscal quarter.

ARTICLE XI-BUYER’S DEFAULT

1.                      Definition of BUYER’s Default:

The BUYER shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

a.                                      If the BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof.

b.                                      If the BUYER fails to make any payment under Article II in this Contract when such payment is due and such failure is not remedied within 10 days after written notice thereof from BUILDER.

c.                                     The BUYER being dissolved or adjudged bankrupt or making a general assignment for the benefit of its creditors, or the appointment of a receiver or receivers of any kind whatsoever, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for the property of the BUYER, or the filing by the BUYER of a petition for reorganization or other proceedings with reference to the BUYER, under the Bankruptcy Code of the United States or any similar law, state or federal or in any other jurisdiction in which the BUYER has assets or is registered to do business, or the filing of such petition of creditors and approval thereof by the Court, whether proposed by a creditor, a stockholder or any other person whatsoever, or the filing of an answer to such a petition admitting insolvency or inability to pay its debts.

2.                      Interest and Charge:

If the BUYER is in default of a payment as to any installment as provided in Paragraph 1(a) and (b) of this Article, the BUYER shall pay interest on such installment at the rate of the three-month LIBOR as published in the Wall Street Journal plus 250 basis points per annum from the due date thereof to the date of payment to the BUILDER on the full amount including interest.  In case the BUYER shall fail to take delivery of the VESSEL as provided in Paragraph 1(a) of this Article, the BUYER shall be deemed in default of the final payment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the BUILDER.  In any event of default by the BUYER, the BUYER shall also pay all charges and expenses incurred by the BUILDER in connection with such default.

3.                                      Effect of Default:

a.              If any default by the BUYER occurs as provided hereinbefore, the Delivery Date shall be postponed for the period of continuance of such default by the BUYER.

b.              If any default by the BUYER continues for a period of fifteen (15) days after receipt of written notice from the BUILDER, the BUILDER may, at its option, cancel this Contract by giving notice of such effect to the BUYER in writing.  Upon receipt by the BUYER of such notice of cancellation, this Contract shall forthwith become cancelled and any of the BUYER’s Supplies in the BUILDER’s custody shall be tendered to the BUYER and if not promptly removed up by the BUYER shall become the sole property of the BUILDER.

c.               In the event of such cancellation of this Contract, the BUILDER shall be entitled to retain any installments theretofore paid by the BUYER to the BUILDER on account of this Contract in trust (both for itself and the BUYER) until disposition of the VESSEL as hereinafter provided, whereupon the same shall be applied as provided in Paragraph 4 below.

4.                      Sale of the VESSEL:

a.                                      In the event of cancellation of this Contract as above provided, the BUILDER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

b.                                      In the event of the sale of the VESSEL in its completed state, the proceeds of the sale received by the BUILDER shall be applied as follows: first, to the payment of all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default; and second, to payment of all unpaid installments of the Contract Price and interest on such installments at the rate of the three-month LIBOR as published in the Wall Street Journal plus 250 basis points per annum from the respective due dates thereof to the date of application.

c.                                       In the event of sale of the VESSEL in its incomplete state, the proceeds of sale received by the BUILDER shall be applied as follows: first, to all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default; second, to payment of all costs of construction of the VESSEL less the installments paid to the BUILDER; and third, to payment of compensation to the BUILDER in an amount equal to ten percent (10%) of all costs of construction of the VESSEL, representing a reasonable loss of profit on such costs due to the rescission of this Contract.

d.                                      In either of the above events of sale, if the proceeds of sale exceeds the total of amounts to which such proceeds are to be applied under subparagraphs b or c of this Paragraph 4, the BUILDER shall promptly pay the excess to the BUYER without interest, provided, however, that the amount of such payment to the BUYER shall in no event exceed the total amount of installments already paid by the BUYER.

e.                                       If the proceeds of sale are insufficient to pay such total amounts payable under subparagraphs b or c of this Paragraph 4, the BUYER shall promptly pay the deficiency, plus interest thereon at the rate of three month LIBOR as published in the Wall Street Journal plus two percent (2%) per annum running on and from the date of the sale closing until the date the full amount of said deficiency and interest is received by the BUILDER, to the BUILDER upon request.

ARTICLE XII —BUILDER’S DEFAULT

1.                                      Definition of BUILDER’s Default:

The following shall constitute events of default of the BUILDER under this Contract (each a “BUILDER’S Default”):

a.              If the BUILDER fails to timely perform any obligation of the BUILDER under this Contract, and such failure is material and not remedied within thirty (30) days after written notice thereof from the BUYER; provided that if such default is not capable of cure within such 30-day period, the BUILDER shall not be in default hereunder if within such 30-day period the BUILDER has commenced the work or performance required to cure such failure and thereafter diligently prosecutes to completion all such work and performance required to cure such failure.

b.              The BUILDER or the GUARANTOR (the “BUILDER PARTIES”) being dissolved or adjudged as bankrupt or making a general assignment for the benefit of its creditors, or the appointment of a receiver or receivers of any kind whatsoever, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for the property of the BUILDER, or the filing by any of the BUILDER PARTIES of a petition for reorganization or other proceedings with reference to any of the BUILDER PARTIES, under any of the provisions of the Bankruptcy Code of the United States or any similar law, state or federal or in any jurisdiction in which any of the BUILDER PARTIES has assets or is registered to do business, or the filing of such petition by creditors and approval thereof by the Court, whether proposed by a creditor, a stockholder or any other person whatsoever, or the filing of an answer to such petition admitting insolvency or inability to pay its debts, or if the BUILDER fails to assume this Contract within thirty (30) days of the filing of a petition by or against the BUILDER under the U.S. Bankruptcy Code or similar law.

c.               The failure of the BUILDER to prosecute the work with such diligence and in such manner as will clearly prevent it from completing said work in accordance with the Delivery Date as adjusted plus one hundred eighty (180) days, except and to the extent that such failure is due to one or more of the causes stated in ARTICLE VIII, which default continues unremedied for a period of thirty (30) days after written notice to the BUILDER thereof; provided that if such default is not capable of cure within such 30-day period, the BUILDER shall not be in default hereunder if within such 30-day period the BUILDER has commenced the work or performance required to cure such failure and thereafter diligently prosecutes to completion all such work and performance required to cure such failure;

d.              If solely due to the fault of the BUILDER a total of one hundred eighty (180) days of delay in delivery of the VESSEL has elapsed after the Delivery Date as adjusted; or

e.               Any BUILDER’s Default under the Second Contract continues unremedied beyond any applicable notice and cure period specified therein.

f.                Any representation, warranty or statement made or deemed to be made by the BUILDER herein or in any statement or certificate delivered or required to be delivered by an officer of the BUILDER pursuant hereto shall prove to be untrue in any material respect on the date as of which it was made or deemed to have been made.

g.               If (i) there occurs a default under any bond, debenture, note or other evidence of indebtedness of the BUILDER or the GUARANTOR, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, which default gives the holder the right to accelerate such indebtedness and which breach is not cured within any applicable grace or cure period, and (ii) such default results in the acceleration of the maturity of indebtedness in an aggregate principal amount of at least [***] DOLLARS ($[***]), unless the BUILDER and/or the GUARANTOR provides Security to the BUYER.  Any Security provided to cure a BUILDER’s Default under this Article XII subparagraph 1(g) shall be maintained by the BUILDER for the benefit of the BUYER until the earlier of (x) delivery of the VESSEL and the vessel subject to the Second Contract or (y) four (4) consecutive quarters of debt compliance during which the BUILDER is not in bankruptcy.

2.                                    BUYER’s Remedies:

Upon the occurrence of a BUILDER’s Default, the BUYER may, at its option, cease to make payments hereunder and exercise any other remedy available to it by law, including without limitation, to terminate this Contract by giving notice of such effect to the BUILDER in accordance with ARTICLE X hereof, which termination shall be effective, without further act or deed immediately upon the receipt of such notice provided, such termination shall not prevent either party from initiating proceedings pursuant to the provisions of Article XIV with respect to any claim it may allege concerning rights and obligations under this Contract.  Upon the giving of such notice, the BUYER may elect any of the options set forth in Article X.

ARTICLE XIII-INSURANCE

1.                                      Builder’s Insurance:

At any and all times during the term of this Contract, BUILDER shall at its own expense maintain, with an insurance company or companies, with a minimum rating by A.M. Best Company and/or Standard & Poor’s of A minus or equivalent, and authorized to do business in the state in which work is to be performed, insurance and surety coverage’s of the kind and in the minimum amounts as follows:

a.              Builder’s Risk Insurance and Property Insurance:

(i)    Property insurance covering all materials at the Shipyard, including BUYER-Supplies until Builder’s Risk insurance becomes applicable.

(ii)   Builder’s risk insurance:

(1)                                Requirement. From the time of the laying of the keel of the VESSEL, and until delivery of the VESSEL, BUILDER, at its expense, shall keep the VESSEL and all machinery, material and equipment to be installed in the VESSEL, including all items furnished by BUYER (to the extent that BUYER has declared the value of such items to BUILDER) insured at all times under an all-risk form Marine Builders Risk policy, acceptable to BUYER (such acceptance not to be unreasonably withheld), it being agreed that if such policy is acceptable to the lender(s) providing construction period financing for the VESSEL, if any, then such policy shall be deemed to be acceptable to BUYER.  BUILDER may utilize existing policies of insurance that cover the risks listed in subparagraph (a)(ii)(2) of this Article, provided that such policies are maintained by BUILDER in accordance with the provisions of paragraph (a) of this Article.

(2)                                Coverage. The insurance shall cover all usual marine risks, and in particular, but without prejudice to the generality of the foregoing, shall cover the following risks to the extent such insurance is available on commercially reasonable terms:

(i)                                     All risks of loss or damage, including earthquake, volcanic eruption, hurricane, named windstorm and tidal wave, in respect of the VESSEL and all machinery, material and equipment, whether at the Shipyard or BUILDER’s suppliers’ premises or in transit to the Shipyard or other place of BUILDER custody, including and during launching and trials;

(ii)                                  Strikes, riots, civil commotions, and malicious damage;

(iii)                              Hull War Risks while the VESSEL is at the Shipyard or other premises of BUILDER or any subcontractor, including after the VESSEL has been launched and is either dockside or in sea trials;

(iv)                              Coverage for Terrorism while the VESSEL is at the Shipyard or other premises of BUILDER or any subcontractor, including after the VESSEL has been launched and is either dockside or in sea trials;

(v)                                 Protection and indemnity coverage including full Collision; and

(vi)                              Sudden and accidental pollution.

Coverage shall include two percent (2%) cost escalation coverage and coverage for soft costs including liquidated damages for delay, additional construction financing interest, construction loan fees, engineering expenses/fees, insurance premiums, accounting fees, project administration expenses, attorneys’ fees and fees and other costs associated with such damage or loss and with Regulatory Agency approvals. Policy deductible shall be no more than $[***] per occurrence.  Coverage shall be the equivalent of the American Institute Builder’s Risk Clauses (Feb 8, 1979) and American Hull Insurance Syndicate Addendum No. 1 (May 15, 1985, SRCC) and 2 (May 15, 1985) and shall include Pre-Keel coverage.  Coverage shall be written without risk of liability of the BUYER for payment and without deduction for depreciation.  There shall be no coinsurance penalty provision in any such policy.

In addition to liability for physical loss of, damage to, or damage caused by the VESSEL imposed upon the BUILDER by law or by the Contract, the Marine Builder’s Risk Insurance Policy shall be written to specifically include, in part:

(i)                                    All Ship underway activity as often as necessary for completion and testing of the VESSEL;

(ii)                                 Coverage for BUYER’s Supplies, if any, from the time of delivery of the BUYER’s Supplies to the BUILDER;

(iii)                              A statement that the policy is primary to all other collectible insurance; and

(iv)                             Underwriters’ waiver of subrogation in favor of the BUYER and all subcontractors of any tier.

(3)                                Minimum Sum. The minimum sum insured, and the limit of the BUILDER’s liability, shall be the Contract Price plus the value declared by the BUYER to the BUILDER for the BUYER’s Supplies.

b.              Other Insurance:

BUILDER, at its expense, shall keep and maintain in effect the following additional insurance for the duration of this Contract:

(1)                                Commercial General Liability coverage to include, but not limited to, broad form property damage, personal injury, premises, completed operations and products liability, non-owned watercraft coverage with an “in rem” endorsement,  and contractual liability covering all liability assumed by BUILDER under the terms of this Contract and with limits of liability not less than $5,000,000 any one occurrence or series of occurrences arising out of any one event, subject to an aggregate limit of $5,000,000 in the period of insurance for Products Liability.  The BUILDER shall maintain such insurance through the expiration of the Guarantee Period.  This coverage shall include broad form property damage, personal injury, broad form blanket contractual liability, products and completed operations (for one year following final acceptance of the VESSEL), time element and named perils pollution and  insured indemnity obligations.

(2)                                Automobile Liability insurance with a combined single limit of $2,000,000 each accident for bodily injury and property damage.

(3)                                Worker’s Compensation and Longshore and Harbor Worker’s Compensation Act insurance (or an authorized and approved program of self-insurance therefor) conforming to the statutory requirements of the Commonwealth of Pennsylvania and the United States of America, respectively, and including Employers Liability with minimum limits of $1,000,000 each accident.

(4)                                Maritime Employer’s Liability Insurance (including transportation, wages, Maintenance and Cure) for limits not less than $2,000,000 each person and each occurrence.

(5)                                Excess Liability insurance in the minimum amount of $[***] per occurrence, subject to an aggregate limit of $[***] in the period of insurance for Products Liability, in excess of the liability coverages specified in Article XIII, subparagraphs (b)(1), (b)(2), (b)(3) for employers liability only, and (b)(4).

The insurance coverage limits stated above can be met utilizing the BUILDER’s umbrella/excess liability policy.

c.               Certificates of Insurance:

(1)                               Each policy identified in paragraph (a) of Article XIII shall provide that it is primary insurance to and noncontributing with any other insurance carried by the BUYER, and shall obligate the insurer to give the BUYER not less than 14 days prior written notice in the event of policy cancellation (except for war risk insurance, which shall be not less than 7 days advance written notification). Each policy identified in paragraphs (b)(1) and (2) of Article XIII shall provide that it is primary insurance to and noncontributing with any other insurance carried by the BUYER, and shall obligate the insurer to give the BUYER not less than 30 days’ prior written notice in the event of policy cancellation (or 10 days’ prior written notice in the event of policy cancellation due to failure to pay premiums). Primary and noncontributing language shall be stated affirmatively on the certificates, and the insurance required under subparagraphs (a)(2)(iii) and (b)(1, 2, and 5) of Article XIII shall include appropriate endorsements evidencing such additional insured language required of the BUILDER and the insurance required under subparagraphs (a)(2)(iii) and (b)(1,2,3,4, and 5) of Article XIII shall include appropriate endorsements evidencing waiver of subrogation language required of the BUILDER.

(2)                               Certificates evidencing the policies described in this Article, in a form reasonably satisfactory to the BUYER, shall be delivered to the BUYER within ten (10) days of the date of this Contract and renewals thereof shall be delivered to the BUYER within ten (10) days after expiration of the respective policy terms.  Upon request by the BUYER, the BUILDER shall provide a copy of the Marine Builders Risk policy.

(3)                              The policies referred to in Paragraph (a) of Article XIII shall name the BUYER and its assigns as loss payee as their interests may appear, subject to the prior senior assignment of such policies to the lender(s) providing construction period financing for the VESSEL, if any.

(4)                               With respect to the policies referenced in subparagraphs (b) (3) and (4) the BUILDER agrees that for all Worker’s Compensation and Longshore and Harbor Worker’s Compensation Act Insurance, or authorized and approved self-insurance therefor, and all Employer’s Liability and Maritime Employer’s Liability Insurance policies, they shall contain waivers of rights of subrogation against the BUYER and its parent, subsidiaries, and affiliated companies.

(5)                               With respect to the policies referenced in subparagraphs (a)(2)(iii), and (b) (1) and (2), the BUILDER agrees that for all Collision, Protection and Indemnity Liability, Commercial General Liability and Automobile Liability that the BUYER and its parent, subsidiaries, and affiliated companies shall be named as additional assured on those policies and such policies shall contain waivers of underwriter’s rights of subrogation.

It is agreed that such naming and waiving shall apply only to the extent of the legally enforceable indemnity obligations and risks assumed by the BUILDER in this Contract.

2.                                      Application of Recovered Amount:

a.                                      Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specification.

b.                                      Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the BUILDER shall by the mutual agreement between the parties hereto, either:

i.                                        Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL and/or replacement of any damaged BUYER’s Supplies, provided the parties hereto shall have first agreed in writing to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

ii.                                      Refund immediately to the BUYER the amount of all installments paid to the BUILDER under this Contract without any interest and the value of all BUYER’s Supplies in BUILDER custody that were damaged or not returned to the BUYER, whereupon this Contract shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of subparagraph (b)(ii) as above shall apply.

c.               Termination of the BUILDER’s Obligation to Insure:

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the BUYER.

ARTICLE XIV-DISPUTE RESOLUTION

1.                                    Technical Disputes:

Any dispute or any difference of opinion between the parties hereto relating to conformity of the construction of the VESSEL or material used to Classification requirements shall be referred to the Classification Society or the USCG (MSC) for matters within their authority for settlement by and between the parties and the Classification Society or USCG (MSC), as applicable.  Decisions of the Classification Society or USCG (MSC) with regards to conformity with the rules shall be final and binding upon both parties hereto.

2.                                    Arbitration:

Except for cases which are settled under Paragraph 1 hereof, all claims, counterclaims, demands, controversies, disputes, actions or causes of action of any nature or character arising out of or in connection with this Contract or the transactions contemplated hereby or thereby, whether legal or equitable, known or unknown, contingent or otherwise (“Claims”) shall be finally settled by arbitration, held in the city of New York, New York, pursuant to the Rules of the Society of Maritime Arbitrators, Inc. (“SMA”), before a panel of three persons consisting of one arbitrator to be appointed by the BUILDER, one arbitrator to be appointed by the BUYER, and one arbitrator to be appointed by the two so chosen, unless the parties otherwise agree that a single arbitrator may be used.  The single arbitrator or the third arbitrator shall be an attorney practicing maritime law.  The decision of the sole arbitrator or any two of the panel of three arbitrators on any point or points shall be final and binding and may include costs, including reasonable attorneys’ fees.  The arbitrators shall be directed to undertake proceedings on an expedited basis so that a prompt decision of the question or questions can be announced by the arbitrators to the parties.  Upon the selection of the arbitrators, each of the parties shall be entitled to commence reasonable discovery through exchange of documents, requests for admissions or depositions, subject to the sole discretion of the arbitrators, provided, however, that the arbitrators shall limit depositions, if any, to those deemed essential to the fair and reasonable resolution of the Claim.  The parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator(s) within forty-five (45) days of the initiation of the arbitration proceeding.  The arbitrators shall be entitled to award interest, but shall not be entitled to award special, incidental, consequential or punitive damages.  Judgment may be entered upon any award made hereunder, in any court having jurisdiction, and the parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds set forth under United States Law (Federal Arbitration Act). Notwithstanding the foregoing agreement to arbitrate, the parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration, and in seeking such relief shall not waive the right of arbitration.  Any dispute relating to claims of $100,000 or less in the aggregate shall be governed by the Shortened Arbitration Procedures adopted by the SMA.

3.                                    Alteration of Delivery Date:

In the event of arbitration of any dispute arising or occurring prior to delivery of the VESSEL, an award of the arbitrators shall include a finding as to whether or not the delivery date of the VESSEL is in any way altered thereby.

ARTICLE XV- ASSIGNMENT OF CONTRACT

The benefits and obligations of this Contract shall inure to and be binding upon the successors and assigns of the original parties hereto, respectively; provided, however, that no assignment of this Contract (other than a Permitted Financing Assignment made by the BUYER) shall be made by either party without the prior written consent of the other.  “Permitted Financing Assignment” shall mean any granting of any security interest or lien, or any other assignment (including without limitation any assignment in connection with the exercise of remedies by any Lender Party, as defined below) by the BUYER of (a) this Contract and the BUYER’s rights hereunder, and/or (b) the BUYER’S rights to and with respect to the VESSEL and the work in process with respect to the VESSEL, in each case to or for the benefit of MARAD, as defined in Article XIX, or any lender providing construction period financing to the BUYER or any affiliate of the BUYER or any other financing or refinancing to the BUYER or any affiliate of the BUYER relating to or secured directly or indirectly by this Contract, the VESSEL and/or any work in process (any such lender, a “Lender Party”), or any designee of any such Lender Party; provided that no such assignment shall diminish the BUYER’S obligations to perform under this Contract. The term Lender Party shall include MARAD. The BUILDER hereby expressly consents to any such Permitted Financing Assignment by the BUYER.   Notwithstanding the foregoing, at delivery of the VESSEL, the BUYER shall have the right, subject to BUILDER’s prior written consent, which shall not be unreasonably withheld or delayed, to assign this Contract to a third party nominee for delivery and final delivery payment purposes, provided the BUYER shall remain responsible for the performance by such assignee of the obligations of the BUYER under this Contract.

ARTICLE XVI-TITLE AND LIENS

1.            Title

Title to the BUYER’s Supplies is and shall continue to be vested in the BUYER and title to all material paid for by the BUYER shall vest in the BUYER and shall continue to be vested in the BUYER until delivery of the VESSEL.  To the extent not so vested in the BUYER, title to the VESSEL, to the extent completed, and title to all work and material performed upon or installed in the VESSEL or placed on board the VESSEL shall vest in the BUYER; provided, however, that except as may otherwise be provided in this Contract, the risk of loss of or damage to such material and the VESSEL shall remain with the BUILDER, and the BUYER shall not be deemed to have waived its rights to require the BUILDER to replace, at the BUILDER’s expense, defective, damaged or destroyed work or material, and to deliver the VESSEL with the work completed and material furnished, as provided in this Contract.  Title to all scrap and title to any material which is surplus to the requirements of this Contract shall vest in the BUILDER.

2.              Liens

a.                       The term “Liens” means any lien, security interest, encumbrance or other right in rem against the VESSEL, work or material enforceable in a court of competent jurisdiction, other than the liens in favor of the BUYER or its assignees.

b.                       The BUILDER shall not permit or cause any Lien to come into existence arising out of the BUILDER’s performance under this Contract, The BUILDER waives any and all rights to any Lien, and the BUILDER shall not permit or cause any claim against the BUILDER or any subcontractor furnishing or performing work or material under this Contract to lie or attach against the VESSEL, work or material.

c.                          If a Lien is filed or asserted against or attached upon the VESSEL, work or material (whether or not arising under this Contract), the BUILDER shall promptly notify the BUYER.  The BUILDER shall secure the discharge or release of any such Lien arising out of the BUILDER’s performance or the performance of the BUILDER’s subcontractors or vendors under this Contract not later than thirty (30) days after it is filed, asserted or attached, provided that the BUILDER may contest such Lien or the claim upon which it is based, and if the BUILDER shall not have secured the discharge or release of such Lien by court order within the time provided in this Contract, then the BUILDER shall furnish to the BUYER, or the appropriate court having jurisdiction in such matters, such bond or security therefor as the BUYER or such court shall reasonably require, and the BUILDER shall indemnify the BUYER and save the BUYER harmless from all costs, charges, damages and attorneys’ fees by reason of such Lien or claims in any way attributable thereto.

d.                         At the time of each Milestone Payment to the BUILDER, the BUILDER shall furnish to the BUYER a certificate executed by the BUILDER certifying freedom of the VESSEL, work and material from Liens arising out of the BUILDER’s performance or the performance of the BUILDER’s subcontractors or vendors under this Contract in the form of Exhibit 7.

e.                          At the time of delivery of the VESSEL, the BUILDER shall deliver the VESSEL to the BUYER free and clear of all Liens other than those Liens resulting from an act or omission on the part of the BUYER.  At the time of delivery of the VESSEL, the BUILDER shall furnish to the BUYER a certificate executed by the BUILDER certifying freedom of the VESSEL from such Liens and confirming the indemnity stated above in the form of Exhibit 7, provided the BUYER has paid to the BUILDER or into escrow all amounts required to be paid into escrow by ARTICLE II.

ARTICLE XVII-PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.                                    Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.                                    General Plans, Specification and Working Drawings:

The BUILDER retains all rights with respect to the Specification, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL.

The BUILDER grants to the BUYER and its assignees and any subsequent purchaser or operator of the VESSEL a perpetual, worldwide, royalty-free license to use the Specification, and the plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL (jointly the “BUILDER’s Vessel Design Materials”) as may be required for the operation, repair, maintenance, modification, classification of the VESSEL or must otherwise be provided to regulatory authorities in connection therewith, subject to confidentiality requirements for any third party contractor.  The BUILDER warrants that it has full right, title and interest in the BUILDER’s Vessel Design Materials and is entitled to grant the licenses to the BUYER under this Contract and that the BUILDER’s contribution to the BUILDER’s Vessel Design Materials, including the plans, will not infringe the patent, copyright, trademark or trade secrets rights of any third party.  In making any disclosures of any BUILDER’s Vessel Design Materials to any third party contractor, the BUYER shall impose upon such third persons restrictions relating to the safeguarding to the same extent as have been imposed on the BUYER.  The BUYER shall not be liable for unauthorized actions of its employees in disclosing the BUILDER’s Vessel Design Materials, provided that the BUYER has taken commercially reasonable precautions to safeguard such data.

The BUILDER agrees not to utilize the ballast water ring main and flat rack container cell guide spacing design elements contributed to the Specification solely by the BUYER in the construction of any other vessels without the BUYER’S prior written consent.

3.                                    Non-infringement:

The BUILDER shall defend, indemnify and save harmless the BUYER and its affiliates, agents, contractors, servants or employees from and against all loss, cost, liability and claims, plus attorneys’ fees, resulting from any claim by any third party that the VESSEL, or any material used in the construction of the VESSEL or incorporated in the VESSEL by the BUILDER, other than (x) the BUYER’s Supplies, (y) a design feature of the VESSEL specified by the BUYER, or (z) material for which the BUYER has specified the sole acceptable manufacturer, infringes any United States or foreign patent, copyright, trademark or trade secret rights (“BUYER’s Exclusions”).  If the VESSEL or any material incorporated in the VESSEL by the BUILDER, other than the BUYER’s Exclusions, shall be held by a court having jurisdiction to constitute such an infringement and the use thereof shall be enjoined, the BUILDER shall procure for the BUYER at the its sole cost and expense (i) the right to continue using the VESSEL with any such infringement, (ii) replace infringing material with noninfringing material of equal quality, function and performance, or (iii) modify the VESSEL so it becomes noninfringing, as may be required to eliminate all problems of infringement.  Prompt written notice of the assertion of any claim or the bringing of any suit shall be given by the BUYER to the BUILDER, and thirty (30) days shall be given to the BUILDER from giving of such notice to settle or defend it as they may see fit.  The BUYER shall provide every reasonable assistance in settling or defending such claim or suit.  If, at the end of thirty (30) days, the BUILDER failed to undertake such settlement or defense, the BUYER shall undertake settlement or defense as it sees fit, with full reimbursement for damages, costs and attorneys’ fees as herein provided, it being understood and agreed that the BUYER, in such case, shall keep the BUILDER informed, on a regular basis, of the progress of the matter and shall not settle any claims without prior written approval of the BUILDER, which approval shall not be unreasonably withheld.  The BUYER warrants that the technical contribution to the Specification contributed solely by the BUYER will not infringe the patent, copyright, trademark or trade secrets of any third party.  With respect to any such infringement, the BUYER will indemnify, defend and hold the BUILDER or its subcontractors or vendors harmless against any and all liability, cost, or expense resulting from such infringement.

ARTICLE XVIII-BUYER’S SUPPLIES

1.                                    Responsibility of the BUYER:

a.                                    The BUYER shall, at its own risk, cost and expense, including the payment of any applicable sales, use or excise taxes, supply and deliver to the BUILDER all of the items to be furnished by the BUYER according to an agreed list, which list is included in the Specification and is incorporated herein and made part of this Contract (“BUYER’S Contract Equipment”, and together with BUYER’S supplies, materials, stores, spares and gear, herein jointly called the “BUYER’s Supplies”), at a warehouse or other storage facility of the Shipyard in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated by the BUILDER.  The BUILDER shall, within one hundred twenty (120) days after the effective date of this Contract, submit to the BUYER a schedule setting out the timing for the BUYER’s delivery to the BUILDER of the BUYER’s Supplies. Such schedule shall (i) be reviewed and approved by the BUYER, such approval to not be unreasonably withheld, and any comments provided to the BUILDER shall be made within thirty (30) days of receipt of the schedule, provided always that the schedule shall enable BUILDER to deliver the

VESSEL in accordance with this Contract, and (ii) be updated as needed and, following any such required update, be resubmitted to the BUYER for review and approval, as aforesaid.

b.                                     In order to facilitate installation or loading by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the applicable rules and regulations.  The BUYER, if so requested by the BUILDER, shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the Shipyard.

c.                                      Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the BUILDER may repair or adjust the BUYER’s Supplies without prejudice to the BUILDER’s other rights hereunder and without being responsible for any consequences therefrom.  In such case, the BUYER shall reimburse the BUILDER for all costs and expenses incurred by the BUILDER in such repair or adjustment and the Delivery Date shall be postponed for a period of time necessary for such repair or replacement to the extent it impacts the construction schedule and such schedule cannot reasonably be adjusted by the BUILDER to meet the Delivery Date.

d.                                     Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated, the Delivery Date shall be extended for a period of such delay in delivery if such delay affects the Delivery Date and the effects of the delayed delivery cannot reasonably be made up in the construction schedule.  In such event, the BUYER shall be responsible for and pay to the BUILDER all losses and damages incurred by the BUILDER by reason of such delay in delivery of the BUYER’s Supplies and such payment shall be made upon delivery of the VESSEL.  If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the BUILDER’s other rights as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed.

2.                                    Responsibility of BUILDER:

The BUILDER shall, at its own risk and expense, receive, inspect, check as to agreement with bill of lading, store, protect and handle with reasonable care all of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall install or load them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

If the BUILDER does not deliver the VESSEL, except as otherwise expressly provided herein, the BUILDER shall return all of the BUYER’s Supplies to the BUYER or shall reimburse the BUYER for the cost of such supplies, at the BUYER’S option.

3.                                    Title and Risk

a.                                     Title to the BUYER’s Supplies shall remain in the BUYER at all times while such items are in the custody of the BUILDER, as provided in ARTICLE XVIII.  The BUILDER shall be liable to the BUYER for all damage to or loss of the BUYER’s Supplies occurring during the BUILDER’s custody thereof, which may arise from any event, excepting from acts or omissions of the BUYER, and excluding all war risks, except to the extent such war risks are insurable at the time and place of loss and the BUYER has requested the BUILDER to insure such war risks at the BUYER’s expense under a Change Order.  The BUYER shall have reasonable access to the BUYER’s Supplies during the construction.  The BUILDER shall not be deemed to have extended to the BUYER any warranty as to the BUYER’s Supplies other than the warranty of workmanship in the installation thereof, as set forth in ARTICLE IX.

b.                                     If the BUYER requests that the BUILDER furnish all or any of the BUYER’s Supplies, the furnishing of such BUYER’s Supplies by the BUILDER shall be treated as a Change Order under ARTICLE IX, and such equipment shall be treated as material.

ARTICLE XIX COOPERATION REGARDING FINANCING AND RELATED MATTERS

The BUYER anticipates that it will require financing under the Title XI program administered by the United States Department of Transportation, acting by and through the Maritime Administrator (“MARAD”), under 46 U.S.C. chapter 537 (“Title XI”), and/or private or bank financing.  The BUYER intends to make qualified withdrawals from its Capital Construction Fund (“CCF”) for some or all of the construction cost.  Commencing on the date of execution of this Contract and continuing through the date that is one year following the Delivery Date of the VESSEL, the BUILDER agrees to reasonably cooperate with the BUYER to assist the BUYER in arranging construction period or permanent financing in connection with the VESSEL.  At this time it is anticipated that this cooperation will entail the following:

a.                                      providing information of any nature with respect to the VESSEL, its construction, and the BUILDER (including confidential information) in the possession of the BUILDER or its suppliers and not otherwise readily available to the BUYER that is reasonably requested by (i) MARAD as a condition to processing or approving any application for Title XI financing submitted by the BUYER, including Forms MA-163, MA-440 and MA-133, and (ii) the lenders under a non-Title XI financing; and in all cases as soon as reasonably practicable after it is requested;

b.                                      (i) making any amendments to this Contract and the Guaranty that are reasonably requested by MARAD as a condition to processing or approving any application for Title XI financing submitted by the BUYER or any affiliate of the BUYER, or that are reasonably requested by any non-Title XI lenders, provided such amendments are customarily requested by MARAD or such non-Title XI lenders in connection with other financings and do not unreasonably increase the obligations or decrease the rights of the BUILDER or the GUARANTOR, it being understood that such amendments may include, without limitation, documentation in support of invoices, audit, inspection, and consent rights, copies of drawings, notices, insurance coverages and loss payable clauses, naming MARAD or such lenders as beneficiary of the Guaranty or any other security provided in respect of BUILDER’s performance under this Contract, any amendments or supplements relating to the assignment of, or the granting of security interest in, this Contract to MARAD or any other Lender Party as security for the Title XI financing or any private or bank financing, allowing the Lender Parties to have reasonable access to the Shipyard to inspect the work in process on the VESSEL, certifying substantial completion of the VESSEL at delivery, and attending any tests and sea trials; and (ii) providing documentation evidencing (x) its consent to any assignment of, or the granting of security interest in, this Contract, the VESSEL or any work in process with respect to the VESSEL as security for the Title XI financing or any private or bank financing or otherwise in connection therewith, including without limitation any Permitted Financing Assignment, in each case in form and substance reasonably requested by MARAD or any other applicable Lender Party; and (y) its consent to subordination of its interests herein and with respect to the VESSEL and any work in process with respect to the VESSEL to any such lien or security interest of the Lender Parties to the extent of the aggregate of the initial payments and all milestone payments made by BUYER from time to time, in each case in form and substance reasonably requested by MARAD or any other applicable Lender Party;

c.                                       identifying and tracking from the time the BUILDER places orders for the same, the foreign components and services that will be utilized in the construction of the VESSEL and providing all information requested by MARAD in the possession of the BUILDER or its suppliers and not otherwise readily available to the BUYER that is to support a waiver to include in “Actual Cost” the cost of any foreign components (including information that substantiates the choice of foreign over domestic), and complying with MARAD’s cargo preference requirements and policies regarding the transport of such foreign components to the U.S. by ocean on U.S.-flag vessels in order to satisfy MARAD’s foreign components waiver requirements, and providing such information as soon as reasonably practicable after it is requested;

d.                                      supporting the BUYER’s efforts to secure any grants or awards that might be available related to the LNG features on the VESSEL; and

e.                                       applying for and providing the BUYER a U.S. Coast Guard ruling confirming the U.S. construction of the VESSEL to enable the BUYER to treat the VESSEL as a “qualified vessel” under the BUYER’s CCF for purposes of 46 USC Chapter 535 §53501(2)(B) and 46 C.F.R. §390.5.

All of the foregoing the BUILDER shall perform with no changes to the Delivery Date and with no costs to the BUYER other than such actual out-of-pocket costs paid by the BUILDER to third parties which the BUYER shall have previously approved in writing.

ARTICLE XX -NOTICE

1.                                    Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:

Matson Navigation Company, Inc.

555 12th Street

Oakland, CA   94607

Attn:  Vice President — Vessel Operations

Telephone No.:  510-628-4283

Facsimile No.:                   510-628-7344

with a copy to (which shall not constitute notice):

Matson Navigation Company, Inc.

555 12th Street

Oakland, CA   94607

Attn:  Vice President & Deputy General Counsel

Telephone No.: 510-628-4541

Facsimile No.: 510-628-7331

To the BUILDER:

Aker Philadelphia Shipyard, Inc.

2100 Kitty Hawk Avenue

Philadelphia, PA 19112

Attn: Scott B. Clapham, Senior Vice President

Telephone No.:  215-875 2694

Facsimile No.:                   215-875 2700

with a copy to (which shall not constitute notice):

Aker Philadelphia Shipyard, Inc.

2100 Kitty Hawk Avenue

Philadelphia, PA  19112

Attn: Dean E. Grabelle, General Counsel

Telephone No.: 215-875-2687

Facsimile No.: 215-875-2700

Any notice, including any written notice, required hereunder, shall be effected and deemed received only as follows:

a.                                      In the case of e-mail, at the time of transmission recorded on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day.

b.                                      In the case of a letter, whether sent by registered mail or delivered by hand or by courier, at the date and time of its actual delivery if delivered within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day.

c.                                       In the case of a telecopier/photographic facsimile transmission, at the time recorded together with the telephone dialing code of the receiving machine on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day, but only if the time of receipt and the said code appear on the received facsimile copy.

2.                      Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

ARTICLE XXI - INTERPRETATION

1.                      Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

2.                      Discrepancies:

If there is any discrepancy, difference or conflict between the provisions of the Articles of this Contract and the Specification, then to the extent of such discrepancy, difference or conflict only, the Specification shall be ineffectual and the provisions of the Articles of this Contract shall prevail; but in all other aspects, the Specification shall be in full force and effect.

If there is any discrepancy, difference or conflict between the plans of the Specification and the text of the Specification, then to the extent of such discrepancy, difference or conflict the text of the Specification shall prevail; provided, however, any work called for by the text of the Specification and not shown on the plans of the Specification and any work shown on the plans of the Specification but not called for in the text of the Specification shall be performed by the BUILDER as part of the Contract work.

Any discrepancy, difference or conflict described hereabove discovered by one of the parties hereto shall be brought to the attention of the other party hereto promptly in writing.

3.                                      Counterparts:

This Contract may be executed and delivered, including execution and delivery by facsimile or portable data format (PDF) transmission, in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

4.                                      Prior Agreements:

This Contract, including the Specification and Plans and Exhibits, which are incorporated herein and made part of this Contract, and the Guaranty constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and shall supersede any and all prior negotiations, understandings and agreements between the parties.

5.                                      Amendments and Waivers:

Any provision of this Contract may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of any amendment, by each party to this Contract, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.                                      Third Party Beneficiaries:

No provision of this Contract is intended to confer upon any party other than the parties hereto any rights or remedies hereunder.

7.                                      Rules of Construction:

Unless the context otherwise requires:

a)                                     “or” is not exclusive;

b)                                     “including” means “including, without limitation”;

c)                                      words in the singular include the plural and words in the plural include the singular;

d)                                     for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;

e)                                      references in this Contract to Articles, Paragraphs, subparagraphs or Exhibits shall be to Articles, Paragraphs. subparagraphs or Exhibits of or to this Contract unless otherwise specifically provided;

f)                                       the headings of the Articles, Paragraphs and other parts hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Contract; and

g)                                      the term “contractor” includes “subcontractor” and vice versa.

ARTICLE XXII — LIMITATION OF LIABILITY; INDEMNIFICATION

AND NO BROKERAGE; AND FEDERAL CONTRACTOR REQUIREMENTS

1.                                      Limitation of Liability:

The parties confirm that the express remedies and measures of damages provided in this Contract satisfy the essential purposes hereof.  For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy or measure of damages therefor.  If no remedy or measure of damages is expressly herein provided, the obligor’s liability shall be limited to direct actual damages only; such direct actual damages shall be the sole and exclusive remedy. The parties confirm and agree that under this Contract, notwithstanding anything to the contrary set forth herein, no party shall be required to pay or be liable for special, consequential, incidental, punitive, exemplary or indirect damages, including, without limitation, lost profit, revenue or business interruption damages, by statute, in tort, contract or otherwise. For clarity, the foregoing limitation of liability does not limit the liability of any party for direct lost profit damages under this Contract.  To the extent any damages required to be paid hereunder are liquidated damages, the parties acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is inconvenient and the liquidated damages constitute a reasonable approximation of the harm and loss.

2.                                      Indemnification

The BUILDER shall also be responsible for, and shall defend, indemnify and hold harmless the BUYER and its agents against and from any and all loss, expense, attorneys’ fees, claims, actions or liability for injuries to or death of any person or persons including employees of the BUILDER and damage to property occurring at or prior to delivery of the VESSEL in the course of or in connection with the BUILDER’s performance of this Contract caused in whole or in part, or alleged to be caused in whole or in part, by any act of the BUILDER, its agents, employees or subcontractors or their employees, but only as and to the extent the liability is alleged to be that of the BUILDER, its agents, employees or subcontractors.  It is the intention of the parties hereto that the indemnity provisions herein pertaining to employees of the BUILDER shall be effective despite the provisions of 33 U.S.C. § 905(b) as and to the extent that in any claim or action liability is alleged to be that of the BUILDER, its agents, employees, or subcontractors, it being agreed that for purposes of said section the VESSEL being constructed shall not become a “vessel” until such time as the VESSEL is officially documented by the United States Coast Guard and the Classification Society and becomes a vessel capable of being legally used for transportation of goods on water. The BUILDER’s indemnity set forth hereinabove shall not apply to any injury or death of any person or to any damage to or loss of property of third parties occurring in connection with the VESSEL after the delivery and acceptance of the VESSEL by the BUYER, provided that this exclusion shall not apply to claims for injury or death of any person, or to any damage to or loss of property of third parties occurring prior to delivery but for which a claim is not instituted until after delivery and acceptance of the VESSEL by the BUYER.

3.                                      Brokerage:

No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transaction contemplated by this Contract based on any arrangement or agreement made by or on behalf of the BUYER or the BUILDER.

4.                                      Federal Contractor Requirements:

The BUILDER warrants that the BUILDER is not (a) a person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC Listed Person”) or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, any OFAC Listed Person or the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea.

ARTICLE XXIII — CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

1.                                      Confidentiality:

a.                                      All information and data disclosed by either party to the other party pursuant to this Contract is the sole and exclusive property of the disclosing party and shall be deemed proprietary, secret, and confidential, regardless of the manner in which it is or was delivered, disclosed or furnished, and whether prepared by or on behalf of the disclosing party and whether delivered, disclosed or furnished prior to, on or after the date of this Contract (collectively, “Confidential Information”); provided that Confidential Information does not include information:

(i)                                     that was in the public domain at the time of the disclosing party’s communication thereof to the other;

(ii)                                  that becomes publicly available after the communication thereof other than through a breach of this Confidentiality provision;

(iii)                               that was in the receiving party’s possession free of any obligation of confidentiality at the time of disclosure thereof; or

(iv)                              that was developed by the receiving party independently of and without reference to any Confidential Information or other proprietary information that the disclosing party has disclosed in confidence to the other.

b.                                      The parties hereto agree that all Confidential Information shall remain the property of the disclosing party, shall be kept in strictest confidence by the receiving party, its parent and its and their directors, officers, direct employees, contractors, attorneys and advisors, and other parties engaged to carry out a party’s obligations hereunder and who need to know such information for such purpose (collectively, the “Party’s Representatives”), and shall not be disclosed to any other party except as provided herein, without the express prior written consent of the disclosing party.  Each party hereto hereby acknowledges (i) that a breach hereof by either party or its Party’s Representatives may endanger and damage the other irreparably, and that (ii) money damages may not be a sufficient remedy for any such breach and that the non-breaching party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.  Each party agrees to be responsible for any breach of this Contract by its respective Party’s Representatives.

c.                                       The parties agree that Confidential Information may be retained and disclosed as follows:

(i)                                     Confidential Information of the BUYER may be disclosed by the BUILDER to third parties as may be required for the design and construction of the VESSEL; and Confidential Information of the BUILDER may be retained and copied by the BUYER or any transferees of the VESSEL for the life of the VESSEL and may be disclosed by such parties to third parties as may be required in connection with the design, operation, repair, modification, chartering, insuring, financing, sale of the VESSEL; provided that in each case the BUILDER or the BUYER or a transferee has entered into a confidentiality agreement having provisions providing substantially the same protections as in this Article XXIII, Paragraph 1.

(ii)                                  Confidential Information that is required to be disclosed by applicable law or by order of a court or governmental authority may be disclosed by either party; provided, however, that the receiving party will give notice to the disclosing party in sufficient time as to permit a protective order to be sought by the disclosing party thereon.

(iii)                               Confidential Information that is required to be disclosed to a regulatory body in furtherance of the purposes of this Contract, or that is required to be disclosed in a filing with the Securities and Exchange Commission or other government agency having jurisdiction over a party may be disclosed by such party, provided, however, that to the extent such regulatory bodies or government agencies permit a party to assert a claim of confidentiality with respect to such filings, the party making the filings will assert the same.

2.                                      Public Announcements:

The parties hereto will coordinate the issuance of any public announcement (including a press release or public filing) by them or their affiliates with respect to this Contract and the transactions contemplated hereby (an “Announcement”). Neither any party hereto nor any of its affiliates may issue an Announcement unless that party has consulted with and received approval for such Announcement from each other party hereto with respect to the content and timing of such Announcement; provided that a party hereto or its affiliates may make an Announcement as may be required by applicable law or any listing agreement related to the trading of the shares of such party or its affiliates on any securities exchange without such approval upon advance written notice to each other party.

ARTICLE XXIV — OPTIONS

1.                                      Options:

The BUILDER hereby grants to the BUYER options (each, an “Option”), to be exercised on or before [***] (such date, as it may be extended from time to time by mutual agreement of the parties, the “Option Expiration Date”), to purchase up to three additional ships (each, an “Option Vessel”) to be constructed and sold by the BUILDER immediately after the ships being built under this Contract and the Second Contract, with substantially the same specifications as the VESSEL, on the terms set forth in this Contract and the Second Contract, but with changes to the Original Contract Price and Original Delivery Date, and with the differential cost of any design changes, to be agreed to between the BUYER and the BUILDER.  The parties confirm that the vessel constructed and sold by the BUILDER pursuant to the Second Contract is not considered one of the Option Vessels.  The BUYER may exercise any Option by giving written notice of exercise to the BUILDER prior to the Option Expiration Date, provided that if the BUYER exercises less than all of the Options, the Options must be exercised in numerical order based on the BUILDER’s hull numbers.

2.                                      Right of First Refusal:

The BUILDER hereby grants to the BUYER a right of first refusal (a “First Refusal Right”), to be exercised during the period commencing on the Option Expiration Date and ending six (6) months after the Option Expiration Date (such date, the “FRR Expiration Date” and such period, the “FRR Period”), to purchase up to three additional ships (each, a “FRR Vessel”) to be constructed and sold by the BUILDER in the building slots for Hulls 031-033, with substantially the same specifications as the VESSEL, on the terms set forth in this Contract and the Second Contract, but with changes to the Original Contract Price and Original Delivery Date, and with the differential cost of any design changes, to be agreed to between the BUYER and the BUILDER.  The parties confirm that the vessel constructed and sold by APSI pursuant to the Second Contract is not considered one of the FRR Vessels; however, each of the Option Vessels will be considered one of the FRR Vessels.  For example, if the BUYER exercises an Option with respect to an Option Vessel, then the maximum number of FRR Vessels shall be reduced from three to two.  During the FRR Period, the BUILDER will notify the BUYER if the BUILDER is having serious discussions with a third party to build vessels in the building slots for Hulls 031-033 (a “FRR Builder Notice”).  The BUYER may exercise the First Refusal Right with respect to one or more FRR Vessels by giving written notice of exercise to the BUILDER within seven (7) days after receipt of the FRR Builder Notice (a “FRR Buyer Notice”), provided that such exercise shall become effective or deemed rescinded as set forth in the last two sentences of this paragraph.  Upon receipt of the FRR Buyer Notice, and for a period of fourteen (14) days thereafter, the BUILDER and the BUYER will negotiate in good faith to enter into a mutually acceptable term sheet for the construction and sale of the FRR Vessel(s) subject to the FRR Buyer Notice (the “Term Sheet”).  If the BUILDER and the BUYER enter into the Term Sheet within such 14-day period, then the exercise of the First Refusal Right with respect to the FRR Vessel(s) subject to the FRR Buyer Notice shall become effective.   If the BUILDER and the BUYER do not enter into the Term Sheet within such 14-day period, then the exercise of the First Refusal Right with respect to the FRR Vessel(s) subject to the FRR Buyer Notice shall be deemed rescinded and the BUYER may exercise such First Refusal Right again in accordance with this Article XXIV.  For clarity, the BUYER may not exercise such First Refusal Right again unless and until the BUILDER provides a FRR Builder Notice with respect to serious discussions with a different third party to build vessels in the building slots for Hulls 031-033.

3.             Closing:

With respect to each Option or First Refusal Right that is exercised and becomes effective in accordance with this Article XXIV, not more than sixty (60) days after the exercise of such Option or thirty-nine (39) days after the signing of the Term Sheet, as applicable, the BUILDER and the BUYER shall use good faith efforts to do or cause to be done the following: (a) the BUILDER and the BUYER shall enter into a shipbuilding contract for the Option Vessel or RFF Vessel, as applicable (each such shipbuilding contract, an “Additional Shipbuilding Contract”) on the same terms and conditions (other than the Original Contract Price and the Original Delivery Date, which shall be mutually agreed-upon by the parties) as those set forth in this Contract and the Second Contract; and (b) the Guarantor shall execute and deliver to the BUYER a guaranty with respect to the Additional Shipbuilding Contract (each such guaranty, an “Additional Guaranty”) on the same terms and conditions as those set forth in the Guaranty. If the parties do not enter into the Additional Shipbuilding Contract and Additional Guaranty with respect to the Option Vessel or FRR Vessel, as applicable, within such 60-day or 39-day period, as applicable, for any reason (including, without limitation, they fail to mutually agree upon the Original Contract Price and/or Original Delivery Date), then the exercise of the Option for the Option Vessel or the First Refusal Right for the FRR Vessel, as applicable, shall be deemed rescinded and the BUYER may exercise such Option or First Refusal Right again in accordance with this Article XXIV.  For clarity, the BUYER may not exercise such First Refusal Right again unless and until the BUILDER provides a FRR Builder Notice with respect to serious discussions with a different third party to build vessels in the building slots for Hulls 031-033.

 [Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Shipbuilding Contract to be duly executed as of the date first written above.

AKER PHILADELPHIA SHIPYARD, INC.		MATSON NAVIGATION COMPANY, INC.

By:	/s/ Kristian Rokke	By:	/s/ Ronald J. Forest
	Kristian Rokke		Name:	Ronald J. Forest
	President and Chief Executive Officer		Title:	Senior Vice President

Signature page to

Shipbuilding Contract — Hull No. 30

Exhibit 1  Schedule of Milestone Payments for Each Vessel

The milestone payments are intended to be as cash neutral as practical.  If at any time either party expects the scheduled milestone payments will have a material variance from being cash neutral, the parties shall discuss if any adjustments to the percentages for the remaining payments should be made.

Milestones:	Payment (% of Contract Price)
Contract Signing	2%
Completion of Plan Approval	[***]	%
Completion of 50 t SOLAS block	[***]	%
Completion of second 50 t block	[***]	%
Completion of first Grand Block	[***]	%
First Dock Mounting	[***]	%
2,000 t of Blocks in Dock	[***]	%
Main Engine onboard	[***]	%
Launch	[***]	%
Delivery	[***]	%
Guarantee Payment	[***]	%

Milestone	Definition
Contract Signing	Contract signing date.
Completion of Plan Approval	The date that 90% of drawings have been approved by GL
Completion of 50 t SOLAS block	GL inspection of first complete 50 Ton Block (defines SOLAS keel laying date).
Completion of second 50 t block	GL inspection of second complete 50 Ton Block
Completion of first Grand Block	Completion of first Grand Block larger than 200 t
First Dock Mounting	Placement of the first grand block in the graving dock which has been painted, inspected and accepted by the BUYER and the Classification Society.
2,000 t of Blocks in Dock	2,000tons of Grand Blocks in their final location in the Building Dock
Main Engine onboard	Mounting of the Vessel’s Main Engine in the hull of the ship in the graving dock, after all required prior blocks of the Vessel have been landed in the graving dock.
Launch

The Vessel is safely free floating alongside the quay; provided that the outside hull of the Vessel is then fully welded and the Classification Society confirms, in writing, that there is an adequate completion of the hull for launching.

Delivery	Delivery of the Vessel.

Exhibit 2  Milestone Certificate

Hull No.            (the “Vessel”) under the Shipbuilding Contract dated the 6th day of November 2013, made between Matson Navigation Company, Inc. (BUYER) and Aker Philadelphia Shipyard, Inc. (BUILDER).

We hereby certify in connection with the building of the Vessel that: _[milestone X] has been completed as substantiated by the attached documentation [Attach relevant documentation, such as pictures, class verification of milestone, tonnage calculations etc.].

Dated:                             , 201

For and on behalf of	For and on behalf of

AKER PHILADELPHIA SHIPYARD, INC.	MATSON NAVIGATION COMPANY, INC.
BUILDER	BUYER

By;	By;
Title;	Title;

Exhibit 3  Escrow Instructions

[bank]

Attention:  Escrow Office

Dear Sir:

The undersigned, MATSON NAVIGATION COMPANY, INC. (the “BUYER”) and AKER PHILADELPHIA SHIPYARD, INC. (the “BUILDER”) have entered into a certain Shipbuilding Contract dated November 6, 2013, for construction of one (1) Containership (the “Contract”), a copy of which is provided to you herewith for your information.

The BUYER and the BUILDER have designated you as Escrow Holder to hold the amount of the Guarantee Payment and any disputed amounts as may be paid into escrow pursuant to the Contract.

The following shall constitute the joint Escrow Instructions of the BUYER and the BUILDER:

1.                                      All Guarantee Payment amounts paid into escrow by the BUYER shall be held by you for a period of 12 months after the date of receipt by you of said amounts, and thereafter for such additional period as may be jointly advised to you in writing by the BUYER and the BUILDER before the expiration of such 12-month period, and promptly upon the expiration of such initial 12-month period or additional period, as applicable, said amounts shall be paid to the BUILDER, except for such amounts as the BUYER shall have made written demand on you to retain.

2.                                      All disputed amounts paid into escrow by the BUYER shall be held by you until your receipt of joint written instructions of both parties hereto to release such amounts.

3.                                      Any and all amounts paid into escrow may be paid out earlier than herein provided upon the joint written instructions of both parties hereto.

4.                                      All amounts held by you shall be deposited in 30-day time deposits with a minimum rating of A-1 / P-1 bearing interest at the prevailing rates for such deposits, unless otherwise instructed by both parties hereto and approved by you, such approval not to be unreasonably withheld.  Instructions by the parties and approved by you to make any other investment must be in writing and shall specify the type and identity of the investments to be purchased and/or sold. Interest shall be accumulated, accounted for separately, and deposited in like time deposits or other investments.  All earned interest shall be paid to the parties in the same proportion as the principal amounts are paid out.

5.                                      During the period or periods that you hold monies in escrow under this agreement, a monthly itemized accounting of all transactions by the BUYER and/or the BUILDER shall be provided to each party.  Said accounting shall reflect receipts into the account, disbursements from the account and accumulated interest earned on the funds held in the account.

6.                                      The copy of the Contract provided  is for your general information and you shall not be concerned with the contents thereof.

BUYER:	BUILDER:

MATSON NAVIGATION COMPANY, INC.	AKER PHILADELPHIA SHIPYARD, INC.

By:	By:
Its:	Its:

Exhibit 4  Form of Invoice

Exhibit 5  Sample Steel Adjustment Calculation

Month	Steel Ordered (metric tons)	CRU Index
1	750	$719
2	1000	$819
3	1000	$919
4	2000	$1,100
5	2000	$1,100
6	2000	$1,100
7	2000	$1,100
8	2000	$1,100
9	1000	$1,100
10	1000	$1,100
11	250	$1,100
Total	15000	$1,050

$[***]	Base Steel Price
$1,050.00	Actual Steel Price

$[***]	Contract Price Adjustment

Exhibit 6 Form of Change Order

CHANGE ORDER FORM

SHIPBUILDING CONTRACT FOR HULL NO.: 30 BUYER: MATSON NAVIGATION COMPANY, INC. BUILDER: AKER PHILADELPHIA SHIPYARD, INC.	BUILDER CHANGE ORDER NUMBER: DATE OF CHANGE ORDER:

The Contract is changed as follows:  (attach additional documentation if necessary)

Adjustment to Contract Price (if any):

The Contract Price will be (increased) (decreased) (unchanged) by this Change Order in the amount of                                    United States Dollars

Changes to Adjusted Delivery Date (attach additional documentation if necessary):

The Adjusted Delivery Date will be (increased) (decreased) (unchanged) by                  (    ) Days.

The Adjusted Delivery Date as a result of this Change Order therefore is                         , 201 .

Impact to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary):

Describe as Appropriate:

Impact on Appurtenances and/or Materials:

Impact on Planned Program:

Impact on Specifications:

Impact on Containers:

Impact on other Vessel Particulars:

Other impacts to liability or obligation of BUILDER or BUYER under the Contract:

Upon execution of this Change Order by BUYER and BUILDER, the above-referenced change(s) shall become a valid and binding part of the original Contract without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Contract shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

MATSON NAVIGATION COMPANY, INC.	AKER PHILADELPHIA SHIPYARD, INC.
BUYER	BUILDER

Name	Name

Title	Title

Date of Signing	Date of Signing

Exhibit 7 Freedom of Liens Certificate

AKER PHILADELPHIA SHIPYARD, INC. (the “BUILDER”), in accordance with the provisions of that certain Shipbuilding Contract dated November 6, 2013, (the “Contract”) with MATSON NAVIGATION COMPANY, INC. (“BUYER”) providing for the construction of one containership, BUILDER’s Hull No. 30 (the “VESSEL”), hereby certifies that as of the date of this Certificate:

(a)  the VESSEL, all work in process with respect to the VESSEL, and all materials, components, equipment, machinery or supplies incorporated into the VESSEL or located at the BUILDER’s Shipyard or other facilities and to be incorporated into the VESSEL, and all BUYER’s Supplies, whether located at the BUILDER’s Shipyard or other facilities, are free and clear of any and all Liens in favor of BUILDER and in favor of BUILDER’s contractors, subcontractors, materialmen, workmen, or vendors other than those Liens resulting from an act or omission on the part of the BUYER, and Liens previously disclosed to BUYER that BUILDER is contesting  in accordance with Article XVI, Paragraph 2(c) of the Contract;

(b)  the BUILDER (i) for itself hereby expressly waives and releases any and all such Liens referred to in (a) above, and (ii) has secured effective waivers and releases of such Liens referred to in (a) above from BUILDER’s contractors, subcontractors, materialmen, workmen, or vendors; and

(c)  all taxes, assessments and duties lawfully assessed or levied, and due to date, against the VESSEL, work and material or against the materials, components, equipment, machinery, or supplies furnished to the BUILDER in the performance of the Contract, except any such taxes, assessments and duties that are being contested in good faith by the BUILDER, have been paid.

The capitalized terms used herein which are defined in the Contract or by reference therein to other documents, shall have the respective meanings stated in the Contract or such other documents.

IN WITNESS WHEREOF, BUILDER has caused this Certificate to be duly executed and delivered this            day of                 , 201 .

AKER PHILADELPHIA SHIPYARD, INC.
BUILDER

By

Title